Exhibit 10.3

3250—3260 JAY STREET
LEASE
This Lease (the "Lease"), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the "Summary"), below, is made by and between 3250 JAY STREET OWNER LLC, a Delaware limited liability company ("Landlord"), and SITIME CORPORATION, a Delaware corporation ("Tenant").
SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE		DESCRIPTION
1. Effective Date:		March 23, 2026.
2. Premises: (Article 1)
2.1 "Building" means each of the following (and collectively the "Buildings"):
Subject to Section 1.2 below, approximately 149,300 rentable square feet of space, consisting of: (i) that certain two (2) story building located at 3250 Jay Street, Santa Clara, California, consisting of a total of approximately 45,600 rentable square feet (the "3250 Building") and (ii) that certain two (2) story building located at 3260 Jay Street, Santa Clara, California, consisting of approximately a total of 103,700 rentable square feet (the "3260 Building"). The 3250 Building and 3260 Building shall be collectively referred to herein as the "Buildings". The Buildings shall be measured in accordance with the BOMA measurement standard as set forth in Section 1.2 below.

2.2 Premises:		The entirety of the Buildings, as further depicted on Exhibit A to the Lease. The Premises have been measured in accordance with the BOMA measurement standard as set forth in Section 1.2 below.
3. Lease Term (Article 2):
3.1 Length of Term:		One hundred fifty-six (156) months.
3.2 Lease Commencement Date:		April 1, 2027, but subject to extension for Landlord Delay and Force Majeure Delay (as those terms are defined in Exhibit B attached hereto).
3.3 Lease Expiration Date:		The last day of the one hundred fifty-sixth (156th) full calendar month following the Lease Commencement Date.
3.4 Option Terms:		Two (2) five (5)-year options to renew, as more particularly set forth in Exhibit F of this Lease.
4. Base Rent (Article 3):		See Article 3 of the Lease below.
Period of Lease Term	Annual Base Rent	Monthly Installment of Base Rent
Lease Month 1 – Lease Month 12*	$3,762,360.00	$313,530.00
Lease Month 13 – Lease Month 24	$5,733,120.00	$477,760.00

Lease Month 25 – Lease Month 36	$5,905,113.60	$492,092.80
Lease Month 37 – Lease Month 48	$6,082,266.96	$506,855.58
Lease Month 49 – Lease Month 60	$6,264,735.00	$522,061.25
Lease Month 61 – Lease Month 72	$6,452,677.08	$537,723.09
Lease Month 73 – Lease Month 84	$6,646,257.36	$553,854.78
Lease Month 85 – Lease Month 96	$6,845,645.16	$570,470.43
Lease Month 97 – Lease Month 108	$7,051,014.48	$587,584.54
Lease Month 109 – Lease Month 120	$7,262,544.84	$605,212.07
Lease Month 121 – Lease Month 132	$7,480,421.28	$623,368.44
Lease Month 133 – Lease Month 144	$7,704,833.88	$642,069.49
Lease Month 145 – Lease Month 156	$7,935,978.84**	$661,331.57
*    Subject to the terms set forth in Section 3.2 of this Lease, the Base Rent attributable to the six (6) month period commencing on the first (1st) day of the first (1st) full calendar month of the Lease Term and ending on the last day of the sixth (6th) full calendar month of the Lease Term shall be abated.
**    Annualized rate

5. Operating Expenses and Tax Expenses (Article 4):
This is a "TRIPLE NET" lease. To the extent such costs and expenses payable by Tenant cannot be charged directly to, and paid by, Tenant, such costs and expenses shall be paid by Landlord but reimbursed by Tenant as Additional Rent.

6. Tenant's Share (Article 4):		100%.
7. Permitted Use (Article 5):
Tenant shall use the Premises solely for general office, administrative, research and development, manufacturing, use, laboratory, data center use, ancillary use thereto and uses incidental thereto, which may include, without limitation, silicon wafer testing and probing (the "Permitted Use"); provided, however, that notwithstanding anything to the contrary set forth hereinabove, and as more particularly set forth in the Lease, Tenant shall be responsible for operating and maintaining the Premises pursuant to, and in no event may Tenant's Permitted Use violate, (A) Applicable Laws, as that term is set forth in Article 24 of this Lease, or (B) all applicable zoning, and building codes.

8. Intentionally omitted.
9. Parking (Article 28):		Tenant shall have exclusive use of the entire Project parking facilities.
10. Address of Tenant (Section 29.16):

Prior to Commencement Date:

SiTime Corporation
5451 Patrick Henry Drive,
Santa Clara, California 95054
Samsheer Ahamad
Telephone Number: [***]
E-mail: [***]

After Lease Commencement Date:
SiTime Corporation.
Premises
Attention: Samsheer Ahamad
Telephone Number: [***]
E-mail: [***]

At all times with a copy to:

Cooley LLP
11951 Freedom Drive, 14th Floor
Reston, VA 20190
Attn: Peter Crain

11. Address of Landlord (Section 29.16):

3250 Jay Street Owner LLC
c/o FCP Management, Inc.
345 S. San Antonio Road
Los Altos, California 94022
Attention: Bruce Burkard
E-mail: [***]
with copies to

FCP Management, Inc.
345 S. San Antonio Road
Los Altos, California 94022
Attention: Jonel Porta
E-mail: [***]
and
Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars, Suite 1800
Los Angeles, California 90067-6019
Attention: Elizabeth J. Wilgenburg, Esq.
E-mail: [***]

12. Broker (Section 29.20):	Representing Landlord and Tenant: Cushman & Wakefield

13. Improvement Allowances (Section 2 of Exhibit B):	See Section 3.1 of Exhibit B.
14. Amount Due Upon Lease Execution:	$313,530.00, as first month's Base Rent $104,510.00, as first month's estimated Direct Expenses $418,040 Total
ARTICLE 1

PREMISES, BUILDINGS, AND PROJECT
1.1    Premises, Buildings, and Project.
1.1.1    The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the "Premises"). The outline of the Premises is set forth in Exhibit A attached hereto. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions (the "TCCs") herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such TCCs by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the Project, as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the any elements of the Project or of the accessways to the Premises or the Project, as that term is defined in Section 1.1.2, below. Except as specifically set forth in this Lease and in the Work Letter attached hereto as Exhibit B (the "Work Letter"), Tenant shall accept the Premises in its existing "as-is" condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Buildings or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in this Lease and the Work Letter. Notwithstanding the foregoing or anything to the contrary set forth herein, Landlord shall deliver the Premises to Tenant in Delivery Condition (as hereinafter defined). "Delivery Condition" means the Tenant Improvements have been Substantially Completed, and the Premises is vacant and broom clean. In addition, notwithstanding the foregoing, on the Substantial Completion of the Tenant Improvements, the Building Systems, and Building Structure, as those terms are defined in Section 7.1 of this Lease, shall be in good working condition and repair, watertight condition, and in compliance with Applicable Laws, to the extent required to allow the legal occupancy of the Premises for the Permitted Use and obtain permits for construction of the Tenant Improvements, and Landlord hereby covenants that the Building Systems shall remain in good working condition for a period of six (6) months following the Lease Commencement Date ("Warranty Period"). If the Building Systems or any component thereof is not in good working condition and repair, is not in compliance with Applicable Laws as required in the preceding sentence, or otherwise has failed or is inoperable during the Warranty Period, Landlord shall, at Landlord's sole cost and expense (which shall not be deemed an Operating Expense, as that term is defined in Section 4.2.1), promptly repair or replace any such Building Systems (or any portions or components thereof) ("Landlord's Six Month Warranty"), provided that the need to repair or replace was not caused by the misuse, misconduct, damage, destruction, and/or negligence of Tenant, its subtenants and/or assignees, if any, or any Tenant Parties, as that term is defined in Section 10.1, below (collectively, "Tenant Damage"), or by any Alterations, as that term is defined in Section 8.1 below, constructed by or on behalf of Tenant (excluding the Tenant Improvements). Landlord's Six Month Warranty shall not be deemed to require Landlord to replace any portion of the Building Systems, as opposed to repair such portion of such Building Systems, unless prudent commercial property management practices dictate replacement rather than repair of the item in question. To the extent repairs which Landlord is required to make pursuant to this Section 1.1.1 are necessitated in part by Tenant Damage and not covered by Landlord's insurance, then Tenant shall reimburse Landlord for an equitable proportion of the cost of such repair. Landlord represents and warrants to Tenant that, as of the Effective Date, Landlord has no actual knowledge of the presence of any Hazardous Materials in violation of Applicable Laws in, on, or under the Project, which are of such a nature that a federal, state, local or municipal governmental authority would require removal or other containment, if it had knowledge of the presence of such Hazardous Materials, in the state, and under the conditions that they then exist in the Project, as such Environmental Laws are enforced against and applicable to the Project as of the Effective Date. Subject to compliance with Applicable Laws, Tenant shall have the right to access the Premises, Project, and the parking facilities, serving the Project twenty-four (24) hours per day, seven (7) days per week, three hundred sixty-five (365) days per year during the Lease Term.
1.1.2    The Buildings and the Project. The Premises is comprised of the entirety of the buildings set forth in Section 2.1 of the Summary (the "Buildings"). The term "Project," as used in this Lease, shall mean (i) the Buildings, and (ii) the land upon which the Buildings and parking facilities are located, including without limitation, the landscaping, outdoor amenity areas, parking structures and/or facilities and other improvements thereon (collectively, "Common Areas"). Tenant shall have the exclusive right to use the Project and all Common Areas during the Lease Term. Landlord represents and warrants to Tenant that no other tenants, licensees, or other occupants have rights to use or occupy the Project as of the Lease Commencement Date.
1.1.3    Bridge Connection Between Building. Tenant shall have the right to construct a bridge or elevated walkway connecting the Buildings (the "Bridge") on and subject to the following terms and conditions.
1.1.3.1    Landlord Approval. Tenant shall submit to Landlord for Landlord's prior written approval (which shall not be unreasonably withheld, conditioned, or delayed) complete plans and specifications covering each of the following elements (collectively, the "Bridge Plans"): (i) the architectural design, appearance, and materials of the Bridge, (ii) the proposed location, routing, and points of attachment or penetration to each building; and (iii) all structural, mechanical, electrical, and construction specifications, contractor credentials, insurance certificates, and a proposed construction schedule. Tenant shall use McClarney as the contractor that is constructing the Bridge, or another contractor approved by Landlord. The Bridge shall be constructed by Tenant as an Alteration in accordance with Article 8 below, and shall not be part of the Improvements scope of work, and shall not be a requirement for the occurrence of the Lease Commencement Date. Notwithstanding the terms of Article 8, Landlord shall review the Bridge Plans and provide written notice of approval or disapproval (with reasons stated) within ten (10) business days of receipt.
1.1.3.2    Waiver of Restoration Obligation. Notwithstanding any provision of this Lease requiring Tenant to remove Alterations or Improvements and restore the Premises at the expiration or termination of the Lease, if Landlord has granted written approval of all three elements identified in Section 1.1.3.1(i)–(iii) above, Tenant shall have no obligation to remove the Bridge or to restore the Premises or Buildings to their pre-Bridge condition upon expiration or earlier termination of this Lease; provided, however, that if Landlord's written approval expressly conditions approval on restoration, such condition shall control.
1.1.3.3    Construction and Compliance. Tenant shall construct the Bridge in strict conformance with Article 8 below, the approved Bridge Plans and in compliance with all Applicable Laws, and shall obtain all required permits prior to commencing construction. Notwithstanding the terms of this Lease, Tenant shall be solely responsible for maintenance, repair, replacement, and compliance with Applicable Laws with respect to the Bridge, notwithstanding that such Bridge may affect the Building Structure.
1.2    Remeasurement of Rentable Square Feet of Premises and Buildings. The Premises and Buildings shall be subject to remeasurement during the Lease Term by Landlord from time-to-time, but such remeasurement shall not (a) modify the Base Rent, Tenant Improvement Allowance or other percentages, amounts and number set forth in this Lease calculated using the rentable square footage of the Premises, or (b) increase Tenant’s Direct Expenses.
ARTICLE 2

LEASE TERM; OPTION TERMS
2.1    Initial Lease Term. The TCCs and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the "Lease Term") shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the "Lease Commencement Date"), and shall terminate on the date set forth in Section 3.3 of the Summary (the "Lease Expiration Date") unless this Lease is sooner terminated as hereinafter provided. The term "Lease Year" shall mean each consecutive twelve (12) calendar month period during the Lease Term; provided, however, that the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the month in which the first anniversary of the Lease Commencement Date occurs (or if the Lease Commencement Date is the first day of a calendar month, then the first Lease Year shall commence on the Lease Commencement Date and end on the day immediately preceding the first anniversary of the Lease Commencement Date), and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the Lease Expiration Date. The term "Lease Month" shall mean each succeeding calendar month during the Lease Term; provided, however, that the first Lease Month shall commence on the Lease Commencement Date and shall end on the last day of the first (1st) full calendar month of the Lease Term (or if the Lease Commencement Date is the first day of a calendar month, then the first Lease Month shall be that calendar month) and that the last Lease Month shall expire on the Lease Expiration Date. At any time during the Lease Term, Landlord may deliver to Tenant a Notice of Lease Term Dates substantially in the form set forth in Exhibit C attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within thirty (30) days of receipt thereof.
2.2    Extension Option. Tenant's Extension Options (hereinafter defined) shall be as provided in accordance with the terms and conditions of Exhibit F attached hereto.
2.3    Beneficial Occupancy. Subject to the terms of this Section 2.3, if the Substantial Completion of the Tenant Improvements has occurred prior to the Lease Commencement Date, Tenant shall have the right thereafter to commence beneficial occupancy of the Premises for Tenant's business operations; provided that (i) Tenant shall give Landlord at least five (5) days' prior written notice of any occupancy of the Premises (which may be effectuated by email delivery) for the conduct of Tenant's business prior to the Lease Commencement Date, (ii) a certificate of occupancy, temporary certificate of occupancy, or legal equivalent shall have been issued by the appropriate governmental authorities for the Premises to be occupied for the conduct of Tenant's business, (iii) Tenant has delivered to Landlord satisfactory evidence of the insurance coverage required to be carried by Tenant in accordance with Article 10 below, and (iv) all of the terms and conditions of the Lease shall apply as though the Lease Commencement Date had occurred upon Tenant's commencement of the conduct of its business in the Premises, except that Tenant has no obligation to pay Base Rent during such period of early occupancy.
ARTICLE 3

BASE RENT
3.1    In General. Tenant shall pay to Landlord, without prior notice or demand, base rent ("Base Rent") as set forth in Section 4 of the Summary, payable in monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. The prepaid Base Rent set forth in Section 14 of the Summary shall be paid at the time of Tenant's execution and delivery of this Lease. All payments required to be made by Tenant to Landlord hereunder (including, without limitation, Base Rent) shall be paid to Landlord or Landlord's agent, at Landlord's option, by wire transfer, Electronic Funds Transfer, at the management office of the Project or at such other place or method as Landlord may from time to time designate in writing, in immediately available funds that, at the time of payment, are legal tender for private or public debts in the United States of America. If no time period for payment is specified in this Lease, Tenant shall make all required payments within thirty (30) days after Landlord's request and delivery of an invoice.
3.2    Base Rent Abatement. Subject to the terms of this Lease, Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Premises with respect to the six (6) month period commencing on the first (1st) day of the first (1st) full calendar month of the Lease Term and ending on the last day of the sixth (6th) full calendar month of the Lease Term (collectively, the "Base Rent Abatement"). The maximum aggregate amount of the Base Rent Abatement shall be equal to $1,878,660.00 (i.e., $313,110.00 per month).
3.3    Abated Rent Buy-Out. If this Lease or any amendment hereto contains any provision for the abatement of Rent granted by Landlord as an inducement or concession to secure this Lease or amendment hereto (other than as a result of casualty, condemnation, or interruption of services), then in connection with any sale, financing or refinancing of the Building or Project, Landlord shall have the right to buy out all or any portion of the abated Rent at any time prior to the expiration of the abatement period by (1) providing written notice thereof to Tenant and (2) paying to Tenant the amount of abated Rent then remaining due. If Landlord elects to buy out all or a portion of the Base Rent Abatement, Landlord and Tenant shall, at

Landlord's option, enter into an amendment to the Lease documenting the adjusted Base Rent Abatement; provided, however, all other provisions of the Lease shall remain unchanged.
ARTICLE 4

ADDITIONAL RENT
4.1    In General. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall directly pay for (i) all utilities charges accruing with regard to the Project following the date exclusive possession of the same is tendered to Tenant pursuant to the TCCs of this Lease and continuing throughout the Lease Term, and (ii) the cost of performing all services and operations which are Tenant's direct responsibility pursuant to the TCCs of this Lease, and (iii) all other costs required to be paid directly by Tenant pursuant to the TCCs of this Lease. Additionally, Tenant shall pay to Landlord the costs of any Direct Expenses as such term is defined in Section 4.2.2, incurred during the Lease Term. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the TCCs of this Lease, are hereinafter collectively referred to as the "Additional Rent," and the Base Rent and the Additional Rent are herein collectively referred to as "Rent." All amounts due under this Article 4 as Additional Rent shall be payable in the same manner as the Base Rent and (x) to the extent the monthly portion of the same are timely identified as an Estimated Direct Expense pursuant to the TCCs of Section 4.4.2 of this Lease (i.e., a "scheduled" payment), the same shall be payable concurrently with Base Rent, or (y) to the extent such Additional Rent is not "scheduled" pursuant to (x) and the TCCs of Section 4.4.2, then the same shall be payable within thirty (30) days after Tenant's receipt of an invoice therefor. Subject to Section 4.4.1, without limiting the other obligations of Tenant and Landlord which survive the expiration of the Lease Term (as may be extended pursuant to the terms of Section 2.2 above, or reduced pursuant to an earlier termination of this Lease), the obligations of Tenant to pay the Additional Rent and Landlord's obligation to refund to Tenant any overpayments of such Additional Rent shall survive the expiration of the Lease Term, subject to Section 4.4.1 below.
4.2    Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:
4.2.1    "Operating Expenses" shall mean the costs of (i) insurance maintained by Landlord in connection with the Project in accordance with the TCCs of Section 10.2 of this Lease; (ii) performing Landlord's Maintenance Responsibilities (as that term is defined in Section 7.7 below) and Landlord's compliance with law obligations as set forth in this Lease with respect to laws enacted after the Effective Date, including, without limitation, the cost of capital improvements or other capital costs incurred in connection with Landlord's Maintenance Responsibilities; provided, however, that any capital expenditure shall be amortized with interest at the Interest Rate over its useful life as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices, consistently applied; (iii) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute "Tax Expenses" as that term is defined in Section 4.2.5.1, below; and (iv) payments under any New Underlying Documents. Notwithstanding the foregoing or anything to the contrary set forth herein, Operating Expenses shall not include the following: (1) any ground lease rental; (2) costs incurred by Landlord to the extent that Landlord is reimbursed by insurance or other third parties; (3) leasing commissions, attorneys’ fees, and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other third parties; (4) interest, principal, points and fees on debt or amortization on any mortgage or mortgages or any other debt instrument encumbering the Buildings; (5) any compensation paid to clerks, attendants, or other persons in commercial concessions operated by Landlord; (6) advertising and promotional expenditures and costs of signs in or on the Buildings identifying the owner of the Buildings; (7) any costs incurred in connection with Landlord's Six Month Warranty; (8) wages, salaries, fees and fringe benefits paid to administrative or executive personnel or officers or partners of Landlord or management agent or anyone else over the level of building supervisor; (9) any cost representing an amount paid for first class services and/or materials to a related person, firm, or entity to the extent such amount exceeds the amount that would be paid for such first class services and/or materials at the then existing market rates to an unrelated person, firm, or entity; (10) costs incurred due to the late payment of taxes, utility bills or other amounts owing from Landlord, so long as Landlord was obligated to make such payments and did not in good faith dispute the amount of such payments; (11) general overhead and general administrative expenses and accounting, record-keeping and clerical support of Landlord or the management agent; (12) costs incurred for any items to the extent Landlord recovers under a manufacturer's, materialmen's vendor's or contractor's warranty; (13) costs of acquisition of sculpture, paintings, or other objects of art; (14) costs or fees relating to the defense of Landlord's title or interest in the real estate containing the Buildings, or any part thereof; (15) costs or expenses incurred by Landlord in financing, refinancing, pledging, selling, granting or otherwise transferring or encumbering ownership rights in the Buildings or Project; (16) any bad debt loss; (17) increased insurance premiums caused by Landlord's hazardous acts; (18) costs incurred to test, survey, clean up, contain, abate, remove or otherwise remedy Hazardous Materials (hereinafter defined) that were not brought onto the Project by Tenant or other Tenant Parties (as hereinafter defined); (19) costs and expenses incurred in connection with any transfer of any interest in Landlord, the Building, or the Project (as distinguished from costs resulting from such transfer, which costs shall be included in Operating Expenses and Tax Expenses, as applicable); and (20) property management fees (since Tenant is paying the Property Management Fee separately, as set forth below). Operating Expenses shall be reduced by all cash discounts, trade discounts or quantity discounts received by Landlord or Landlord’s managing agent in the purchase of any goods, utilities or services in connection with the prudent operation of the Building. In the calculation of any expenses hereunder, it is understood that no expense shall be charged more than once. In the event there exists a conflict as to an expense which is specified to be included in Operating Expenses and is also specified to be excluded from Operating Expenses within the above list, the exclusions listed above shall prevail and the expenses shall be deemed excluded. Landlord shall not recover more than 100% of the Operating Expenses actually incurred by Landlord.
4.2.2    "Direct Expenses" shall mean Operating Expenses, Tax Expenses, and the Project Management Fee (defined hereinbelow).
4.2.3    "Expense Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant's Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.
4.2.4    Project Management Fee. Tenant shall pay to Landlord a management fee, determined with respect to each Expense Year, for the management of the Project (not to exceed two percent (2%) of gross revenue for the Project) ("Project Management Fee"). The calculation (and estimated calculation, as applicable) of the Project Management Fee shall be included as an additional line item on any Statement or Estimate Statement (as those terms are defined, respectively in Sections 4.4.1 and 4.4.2 below) provided to Tenant.
4.2.5    Tax Expenses.
4.2.5.1    Inclusions. "Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof. Tax Expenses shall include, without limitation: (i) any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, (iii) any governmental or private assessments or the Project's contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iv) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (v) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and (vi) all of the real estate taxes and assessments imposed upon or with respect to the Building and all of the real estate taxes and assessments imposed on the land and improvements comprising the Project. Notwithstanding the foregoing, Tax Expenses shall not include any amounts that Landlord elects to charge to Tenant directly pursuant to Section 4.5.2 below.
4.2.5.2    In General. Any costs and expenses (including, without limitation, reasonable attorneys' fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid. Refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Tax Expenses under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant's Share of any such increased Tax Expenses included by Landlord as Tax Expenses pursuant to the TCCs of this Lease. Notwithstanding anything to the contrary set forth in this Lease, Tenant shall have the right, at its option and sole expense, to institute proceedings to reduce Tax Expenses during the Lease Term.
4.2.5.3    Exclusions. Notwithstanding anything to the contrary contained in this Section 4.2.5 (except as set forth in Section 4.2.5.2 above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.5 of this Lease, and (iv) any fees, penalties or interest incurred due to Landlord's failure to pay any Tax Expenses as and when due; provided, however, Tenant shall be solely responsible for any fees, penalties or interest incurred due to Tenant's delinquency in paying any Tax Expenses.
4.2.6    "Tenant's Share" shall mean the percentage set forth in Section 6 of the Summary.
4.3    Intentionally Omitted.
4.4    Calculation and Payment of Additional Rent. Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, Tenant's Share of Direct Expenses for each Expense Year.
4.4.1    Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall use reasonable efforts to give to Tenant within one hundred and eighty (180) days following the end of each Expense Year, a statement (the "Statement") which shall state in detailed categories the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of Tenant's Share of Direct Expenses. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, within thirty (30) days after receipt of the Statement, the full amount of Tenant's Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as Estimated Direct Expenses, as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant's Share of Direct Expenses (an "Excess"), Tenant shall receive a credit in the amount of such Excess against Rent next due under this Lease or if this Lease has expired or early terminated, Landlord shall refund the Excess to Tenant within thirty (30) days after the date of the Statement. Subject to this Section 4.4.1 the failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Direct Expenses for the Expense Year in which this Lease terminates, if Tenant's Share of Direct Expenses is greater than the amount of Estimated Direct Expenses previously paid by Tenant to Landlord, Tenant shall, within thirty (30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant's Share of Direct Expenses (again, an Excess), Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of such Excess. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the immediately preceding sentence or anything to the contrary set forth herein, Tenant shall not be responsible for Tenant's Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than one (1) calendar year after the Expense Year to which such Direct Expenses related, provided that in any event Tenant shall be responsible for Tenant's Share of Direct Expenses which are levied by any governmental authority or by any public utility companies at any time following the Lease Expiration Date which are attributable to any Expense Year and further provided that Landlord delivers Tenant a bill (a "Supplemental Statement") for such amounts within sixty (60) days following Landlord's receipt of the bill therefor.
4.4.2    Statement of Estimated Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the "Estimate Statement") which shall set forth on a line-item basis for each detailed category of Landlord's reasonable estimate (the "Estimate") of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant's Share of Direct Expenses (the "Estimated Direct Expenses"). Landlord shall use commercially reasonable efforts to deliver such Estimate Statement to Tenant on or before May 1 following the end of the Expense Year to which such Estimate Statement relates. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the second to last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time but no more than twice per Expense Year), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12th) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant. Throughout the Lease Term Landlord shall maintain records with respect to Direct Expenses in accordance with sound real estate management and accounting practices, consistently applied.
4.5    Taxes and Other Charges for Which Tenant Is Directly Responsible.
4.5.1    Tenant shall be liable for and shall pay before delinquency, taxes levied against Tenant's equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant's equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord's property or if the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall within thirty (30) days after demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.
4.5.2    Intentionally omitted.
4.6    Landlord's Records. Upon Tenant's written request given not more than ninety (90) days after Tenant's receipt of a Statement for a particular Expense Year, and provided that no Event of Default is then occurring under this Lease, Landlord shall furnish Tenant with such supporting documentation evidencing all costs set forth on the applicable Statement, as Tenant may reasonably request in connection with the calculation of Direct Expenses as set forth in such Statement (to the extent Landlord has such supporting documentation readily available, and to the extent such supporting documentation is reasonably required to substantiate Direct Expenses charged to Tenant). Landlord shall provide said documentation to Tenant within sixty (60) days after Tenant's written request therefor.

4.7    Audit Right. Within twelve (12) months after Tenant's receipt of a Statement for a particular Expense Year (the "Audit Period"), if Tenant disputes the calculation of Operating Expenses set forth in such Statement, an independent certified public accountant designated and paid for by Tenant ("Tenant's Accountant"), may after reasonable notice to Landlord and at reasonable times, audit Landlord's records with respect to the Statement, provided that no Tenant default is then occurring under this Lease beyond applicable notice and cure periods. Tenant's Accountant must (A) be a member of a nationally or regionally recognized certified public accounting firm which has previous experience in auditing financial operating records of landlords, and (B) not be retained on a contingency fee basis. In connection with such audit, following Landlord’s request, Tenant and Tenant's Accountant shall execute a commercially reasonable confidentiality agreement regarding such audit. Tenant's failure to audit the Operating Expenses set forth in any Statement within the Audit Period shall be deemed to be Tenant's approval of such Statement and Tenant, thereafter, waives the right or ability to audit the amounts set forth in such Statement. If after such audit, Tenant still disputes such Operating Expenses, an audit to determine the proper amount shall be made by an independent certified public accountant (the "Neutral Accountant") selected by Landlord and subject to Tenant's reasonable approval. The costs of the Neutral Accountant shall be paid equally by Landlord and Tenant; provided that if such audit by the Neutral Accountant proves that the Operating Expenses in the subject Expense Year were overstated by more than three percent (3%), then the cost of the Neutral Accountant and the out-of-pocket cost of Tenant's Accountant shall be paid for by Landlord.
ARTICLE 5

USE OF PREMISES
5.1    Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord's sole and absolute discretion.
5.2    Prohibited Uses. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) schools or other training facilities which are not ancillary to corporate, executive or professional office use; or (iv) retail or restaurant uses. Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises in violation of the commercially reasonable and non-discriminatory rules and regulations promulgated by Landlord from time to time ("Rules and Regulations"), the current set of which (as of the date of this Lease) is attached to this Lease as Exhibit D; provided, however, Landlord shall not enforce, change or modify the Rules and Regulations in a discriminatory manner and Landlord agrees that the Rules and Regulations shall not be unreasonably modified or enforced in a manner which will unreasonably interfere with the normal and customary conduct of Tenant's business, and the Rules and Regulations will only be amended following at least thirty (30) days' prior written notice to Tenant. In the event of a conflict between the Rules and Regulations and the terms of this Lease, the terms of this Lease shall control.
5.3    Underlying Documents. If Landlord requires that this Lease become subordinate to any easement, license, operating agreement, declaration, development agreements, owner's participation agreements, disposition and development agreements, restrictive covenant, or instrument pertaining to the sharing of costs by the Buildings or Project executed following the Effective Date, including, without limitation, any covenants, conditions and restrictions affecting the property, and reciprocal easement agreements affecting the property, and any agreements with transit agencies affecting the Project (collectively, "New Underlying Documents"), then Landlord shall not enter into any such New Underlying Documents, without Tenant's prior written consent (which may be granted or withheld in Tenant's sole discretion) to the extent such New Underlying Documents may, in Tenant's reasonable business judgment, (i) interfere with Tenant's use of or access to the Premises or parking facilities, or operation of its business within the Premises consistent with Tenant's use rights expressly set forth in this Lease, (ii) interfere with any of Tenant's Signage, (iii) materially interfere with any of Tenant's other rights expressly set forth in this Lease, (iv) decrease Tenant's rights under this Lease; and/or (v) increase the costs or obligations imposed on Tenant under this Lease. If a New Underlying Document would not violate the terms of item (i) through (v)

above, or if Landlord otherwise does not require that this Lease be subordinate to such New Underlying Document, then Tenant's consent to the New Underlying Document shall not be required.
5.4    Tenant Amenity.
5.4.1    Cafeteria. To the extent permitted by Applicable Laws, Tenant, at Tenant's sole cost and expense, may use a portion of the Premises for the operation of a cafeteria (the "Cafeteria"), for the exclusive use of Tenant's employees and guests in an area of the Premises reasonably designated by Tenant in consultation with Landlord. Tenant shall not sell any food or beverages in or from the Premises at any time and/or serve any food and beverages in or from the Premises at any time to other tenants or occupants of the Project (or their employees) or to members of the general public. No cooking odors shall be emitted from the Premises other than through ventilation equipment and systems installed therein to service the Cafeteria in accordance with the provisions of this Section 5.4.
5.4.2    Fitness Center. To the extent permitted by Applicable Laws, Tenant may use a portion of the Premises for the operation of a fitness center (the "Fitness Center") which may include, without limitation, the following uses: weight and aerobic training, personal training, group training, aerobics, free weights, and treadmills, stationary bicycles, elliptical machines, and stair-climbing machines, and shall in no event include installation or operation of a swimming pool, sauna or whirlpool facilities. The Fitness Center shall be for the exclusive use of Tenant's employees and guests and Tenant shall not make the Fitness Center available to members of the general public.
5.4.3    General Terms Applicable to Tenant Amenity.
5.4.3.1    Third Party Operator. Tenant may elect to retain or engage a third party (a "Third Party Operator") to operate a Cafeteria and/or Fitness Center ("Tenant Amenity"); provided that the Third Party Operator must comply with, all of the TCCs and obligations on Tenant's part to be observed and performed under this Lease applicable to the operation of such Tenant Amenity, including the requirement to obtain insurance in the requisite amounts and to indemnify, defend and hold Landlord harmless from and against any Losses resulting from the use and operations of any Tenant Amenity. Any violation of any provision of this Lease by the Third Party Operator shall be deemed to be a default by Tenant under such provision. The Third Party Operator shall have no recourse against Landlord whatsoever on account of any failure by Landlord to perform any of its obligations under this Lease or on account of any other matter. The Third Party Operator shall be a Tenant Party, and Tenant shall be fully and primarily liable for all acts and omissions of such Third Party Operator as fully and completely as if such Third Party Operator was an employee of Tenant. In no event shall the occupancy of any portion of the Premises by any Third Party Operator be deemed to create a landlord/tenant relationship between Landlord and such Third Party Operator or be deemed to vest in Third Party Operator any right or interest in the Premises or this Lease, and, in all instances where Tenant engages a Third Party Operator to operate the Tenant Amenity, Tenant shall be considered the sole tenant under the Lease notwithstanding the occupancy of any portion of the Premises by any Third Party Operator. Upon request from Landlord, Tenant shall provide to Landlord a copy of any agreement between Tenant and the Third Party Operator and the insurance required to be maintained by Third Party Operator prior to the Third Party Operator being allowed access to the Premises by Tenant. Any equipment or other property of the Third Party Operator in the Project shall be considered Tenant's Property (hereinafter defined).
5.4.3.2    Licensing; Permits and Operation. The Tenant Amenity shall be constructed, if at all, as part of the Tenant Improvements or as an Alteration. In addition, Landlord, in its reasonable discretion, may require (a) to the extent that the Cafeteria includes commercial cooking capabilities (as opposed to warming and preparation facilities only), the installation of ventilation, grease traps/grease interceptors in connection with any Cafeteria, and (b) emergency drainage and leak detection water sensors in connection with the installation of any shower facilities in the Fitness Center, at Tenant's sole cost and expense (or as a deduction from the Improvement Allowance, if installed as part of the Tenant Improvements). In connection with the construction of the Fitness Center, the party constructing the Tenant Amenity shall also install any structural floor reinforcement and noise/vibration dampening measures reasonable required by Landlord.
5.5    Tenant's Dogs. With the exception of "service" animals (as defined by the Americans with Disabilities Act, the Fair Employment and Housing Act, and their accompanying guidelines or other Applicable Laws) ("Service Animals") and "Tenant's Dogs" (as defined below), no animals, reptiles, birds or pets are permitted in the Premises, Building or Project at any time. Any Service Animals brought to the Premises, Building or Project must (i) be dogs or other animals that are recognized as Service Animals under Title III of the Americans with Disabilities Act, the Fair Employment and Housing Act, and their accompanying guidelines or other Applicable Laws, and (ii) be individually trained to do work, perform tasks or provide support for a person with a recognized disability. Subject to the terms of this Section 5.5, Tenant shall be permitted to bring dogs into the Premises (which dogs are owned by Tenant or an officer or employee of Tenant) ("Tenant's Dogs"). The following terms shall apply to all of Tenant's Dogs brought onto the Project by Tenant or Tenant's employees (to the extent enforceable by Applicable Laws): (1) Tenant's Dogs shall be house-trained and vaccinated in accordance with Applicable Laws; (2) Tenant's Dogs shall utilize only designated "relief" areas within the Project for animal waste (which areas shall be reasonably designated by Tenant) and Tenant shall immediately remove any animal waste and excrement from the Premises, Building and Project (provided, however, Tenant shall be permitted to install animal waste receptacles in the designated relief areas and schedule disposal of the contents thereof at reasonable intervals); and (3) Tenant's Dogs shall not be brought to the Project if such dog is ill or contracts a disease that could potentially threaten the health or wellbeing of any tenant or occupant of the Building (which diseases may include, but shall not be limited to, rabies, leptospirosis and Lyme disease).
ARTICLE 6

SERVICES AND UTILITIES
6.1    Providing Services and Utilities. Without limiting Landlord's obligations set forth in the Work Letter, Landlord shall not be responsible for, and Tenant shall be solely responsible for, furnishing to the Project all utilities and public services necessary for the safe and lawful operation of the Project and as are necessary to fulfill Tenant's (and, if applicable, Landlord's) obligations under this Lease, including without limitation electricity, potable water, natural gas, sewage disposal, solid waste disposal, heating, air conditioning and ventilation required for the comfortable use and occupation of the Project, and Project security (to the extent desired by Tenant) and janitorial service. In connection with the foregoing, Tenant shall directly pay one hundred percent (100%) of the cost of all such utilities and services (e.g., electricity, gas, sewer and water utilities and Project security and janitorial services) attributable to its use of the Project, which payments shall be made prior to the date on which the same are due to the applicable utility and service providers. Tenant shall cooperate with Landlord at all times and abide by all commercially reasonable regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the Building Systems. If Tenant fails to provide any of the services to be provided by Tenant pursuant to this Section 6.1 above, Landlord may, after written notice to Tenant and Tenant's failure to provide the same within ten (10) days thereafter, but need not, perform such services on Tenant's behalf, and Tenant shall pay Landlord the actual cost thereof, including three percent (3%) of the cost thereof to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such services forthwith upon being billed for same. Landlord covenants and agrees that Landlord shall grant commercially reasonable easements and/or licenses to any utility provider or contractor requested by Tenant in connection with the Power Upgrades (hereinafter defined).
6.2    Tenant Maintained Security. Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises or the Project. Any such security measures for the benefit of the Premises or the Project may be provided by Tenant, at Tenant's sole cost and expense. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed.
6.3    Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, except as expressly set forth herein, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Buildings or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord's reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6. Notwithstanding anything to the contrary set forth herein, if any interruption of utilities or service, which is due to the negligence or willful misconduct of Landlord, its agents or employees (an "Abatement Event"), shall continue for more than three (3) consecutive business days following notice from Tenant to Landlord (the "Initial Abatement Notice") and such interruption causes all or a portion of the Premises to be untenantable and unusable by Tenant and Tenant actually ceases to use all or such portion of the Premises, then Tenant may deliver an additional notice to Landlord (the "Additional Abatement Notice"), specifying such Abatement Event and Tenant's intention to abate the payment of Rent under this Lease. If Landlord does not cure such Abatement Event within two (2) business days of receipt of the Additional Abatement Notice, Tenant may, upon written notice to Landlord, immediately abate Base Rent and Direct Expenses payable under this Lease for that portion of the Premises rendered untenantable and not actually used by Tenant, for the period beginning on the date five (5) business days prior to delivery of the Additional Abatement Notice to the earlier of the date Landlord cures such Abatement Event or the date Tenant recommences the use of such portion of the Premises. Such right to abate Rent shall be Tenant's sole and exclusive remedy at law or in equity to abate Rent for an Abatement Event.
6.4    Security Systems. Tenant shall have the right to install a card key security system ("Tenant's Security System") to control access to the Premises and, to control access to the Buildings. Tenant's Security System shall be subject to Landlord's prior review and approval (not to be unreasonably withheld, conditioned, or delayed), and the installation thereof shall be deemed an Alteration and shall performed pursuant to Article 8 of this Lease, below. In addition, Tenant shall coordinate the selection, installation and operation of Tenant's Security System with Landlord in order to ensure that Tenant's Security System is compatible with Landlord's existing Project security systems and equipment, and to the extent that Tenant's Security System is not compatible with Landlord's existing Project systems and equipment, Tenant shall not be entitled to install and/or operate the Tenant's Security System. Tenant shall be solely responsible, at Tenant's sole cost and expense, for the installation, monitoring, operation and removal of Tenant's Security System. In no event shall Landlord be liable for any Losses arising from, such system or the malfunctioning thereof.
6.5    Emergency Generator. In accordance with, and subject to, (i) the terms and conditions hereof, (ii) Applicable Laws, (iii) New Underlying Documents and (iv) to the extent required, approval from the city of Santa Clara, Tenant shall have the right to install an emergency generator and ancillary equipment (the "Emergency Generator") in an area mutually approved by Landlord and Tenant (the "Generator Area"), in order to provide emergency electricity service to the Premises. Landlord shall deliver, and Tenant shall accept, the Generator Area in its "as-is", "where-is" condition. The Emergency Generator, if installed by Tenant, shall be deemed to be included within the definition of Tenant's Off-Premises Equipment. Tenant shall operate, service, maintain and repair any Emergency Generator, as part of Tenant's Maintenance Responsibilities and in accordance with all Applicable Laws.
6.5.1    Installation of Emergency Generator. If Tenant elects to install the Emergency Generator, Tenant shall give Landlord prior notice thereof and shall submit to Landlord construction ready plans and specifications for the Emergency Generator for Landlord's review and approval prepared by a registered professional engineer reasonably approved by Landlord, which specify in detail the design, location, size, capacity, model, weight, and fuel source of the Emergency Generator (such submission, review and approval shall be governed by Article 8, the Work Letter and this Section 6.5, as applicable); provided, however, that Landlord may withhold consent in its sole and absolute discretion if the Emergency Generator is not compatible with the Building Systems.
6.5.2    Use of Emergency Generator. The Emergency Generator shall be used by Tenant only during (i) testing and regular maintenance, and (ii) the period of any electrical power outage in the applicable Building. Tenant shall be entitled to operate the Emergency Generator, and such connections to the applicable Building, for testing and regular maintenance at times reasonably approved by Landlord. If the Emergency Generator uses any utilities, Tenant shall either pay the provider directly, or pay to Landlord the monthly submeter charges, throughout the Lease Term. Tenant shall maintain all permits necessary for the maintenance and operation of the Emergency Generator, and all such permits shall be in Tenant's name. Tenant shall not be entitled to license its Emergency Generator to any third party (other than Transferees permitted hereunder in connection with such Transferees occupancy of the Buildings), nor shall Tenant be permitted to receive any revenues, fees or any other consideration for the use of such Emergency Generator by a third party. If, notwithstanding the terms of Section 8.5 of this Lease, Landlord does not require Tenant to remove the Emergency Generator upon the expiration or earlier termination of this Lease, then Tenant shall surrender the Emergency Generator to Landlord and transfer to Landlord all permits, operating manuals and warranties maintained by Tenant in connection with the Emergency Generator during the Lease Term, if any.
6.6    Power Requirements. Landlord represents and warrants to Tenant that the Premises are currently served by Silicon Valley Power ("SVP"), the municipal electric utility of the City of Santa Clara, California. As of the Effective Date, the existing electrical service to the Premises is provided by two (2) transformers totaling 1,250 kVA (the "Existing Service"), as follows: (a) 3260–3270 Jay Street: one (1) 750 kVA, three-phase, 480-volt (line-to-line) transformer and (b) 3250 Jay Street: one (1) 500 kVA, three-phase, 480-volt (line-to-line) transformer. During the Lease Term, Tenant shall have the right to perform the Power Upgrades as defined in, and subject to the terms of, Exhibit K. Landlord shall cooperate with Tenant in connection with the Power Upgrades, including without limitation, delivering any consents or approvals necessary in connection with the same and executing any documents required by the utility provider and/or any applicable governmental or quasi-governmental authority within ten (10) business days after request.
ARTICLE 7

PROJECT MANAGEMENT; REPAIR, MAINTENANCE AND TESTING; COMPLIANCE WITH LAWS
7.1    Tenant's Obligations. Throughout the Lease Term, Tenant shall, at Tenant's sole cost and expense, maintain, repair and improve, to the Management Standard, all portions of the Project and Premises in accordance with the following provisions of this Article 7. For purposes of this Lease, the portions of the Project and Premises to be so maintained, repaired and improved by Tenant and its Facilities Team (as defined in Section 7.2.2 below) shall include, without limitation, (i) the Project parking facilities, interior and exterior streets, paths and walkways, windows, sidewalks and curbs, roof membrane maintenance, landscaping, and loading areas, (ii) the mechanical, electrical, fire protection, plumbing, life safety and other systems and equipment in the Project and Premises (items specified under this subsection (ii) are, collectively, the "Building Systems"), (iii) Tenant's Property (as defined in Section 10.3.2 below), (iv) any equipment installed by Tenant at the Project and located outside of the Premises, including, without limitation, any rooftop equipment, supplemental HVAC equipment (if located outside of the Premises), Emergency Generators (if located outside of the Premises), and electric vehicle charging stations (collectively, "Tenant's Off-Premises Equipment"), which Tenant's Off-Premises Equipment may only be installed by Tenant with the prior written consent of Landlord (in Landlord's sole and absolute discretion, except to the extent otherwise expressly permitted elsewhere in this Lease), and (v) all non-structural improvements and systems exclusively serving the Premises, including any Lines (as defined in Section 29.26) (collectively, "Tenant Maintenance Responsibilities"). Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.
7.2    Management Standards.
7.2.1    Professional Maintenance. Tenant shall perform the Tenant Maintenance Responsibilities in a manner consistent with the standards followed by Landlord and other first-class owners and management companies that are managing Comparable Buildings (the "Management Standard").
7.2.2    Facilities Team. Landlord and Tenant hereby acknowledge that as of the Effective Date, Tenant intends to use an in-house facilities management department or third party property manager (collectively, the "Facilities Team") with sufficient expertise to meet the Management Standard. Tenant shall cause, throughout the Lease Term, its in-house Facilities Team or a capable third party management to maintain the Project, as reasonably required to satisfy the Management Standard.

7.2.3    Service Agreements. To the extent required to perform the Tenant Maintenance Responsibilities, Tenant shall enter into service, repair and maintenance agreements (collectively, the "Service Agreements") upon the TCCs and with providers as required under Exhibit I of this Lease. With respect to such Service Agreements, Tenant shall provide Landlord with the name of the particular vendor, and the scope of work for which such vendor is retained, and Landlord shall have the reasonable right to approve or disapprove of the such vendor and such scope of work within five (5) business days after receiving the same from Tenant, provided, however, that (i) Landlord's failure to respond during such period shall be deemed Landlord's approval thereof and (ii) such approval by Landlord shall not be unreasonably withheld, conditioned or delayed.
7.3    Records and Reports and Meeting Requirements.
7.3.1    Annual Management Reports. Upon request from Landlord, not more than two times per calendar year during the Lease Term (or as is more frequently required by Landlord's mortgagee, a potential purchaser or Applicable Law), Tenant shall deliver to Landlord any reports relating to the management of the Project, in Tenant's possession, or reasonably obtainable by Tenant without generating any new analysis or documentation.
7.3.2    Landlord's Ownership of Records. All plans and specifications maintained by Tenant in connection with the Buildings and/or any improvements, and any warranties and guaranties relating to the Buildings and/or Premises (collectively, the "Project Documents") shall become the property of Landlord, to the extent such Project Documents do not contain proprietary or confidential information, and such documents (but Tenant may retain copies thereof) shall be delivered to Landlord following Landlord's request after the expiration or earlier termination of the Lease Term, to the extent not previously delivered to Landlord.
7.3.3    Meeting Requirements. At the written request of either Landlord or Tenant (a "MM Request"), each party shall arrange to meet and confer with the other (at a mutually reasonable and convenient time and location), as to the status of the maintenance, repair and other work required to be performed under this Lease and to (i) conduct a full inspection of the condition of the Buildings and Premises including the Building Structure and Building Systems, (ii) review and discuss the Service Agreements, and (iii) review and discuss Tenant's and Landlord's obligations as set forth under this Lease (each, a "Maintenance Meeting"); provided, however, in no event shall Landlord or Tenant be required to participate in more than one such Maintenance Meeting in any twelve (12) month period throughout the Lease Term, unless such a Maintenance Meeting is required in connection with an emergency situation or event. In connection with, and in advance of, any such Maintenance Meeting, to the extent Landlord's MM Request included a request for maintenance and repair reports, Tenant shall promptly deliver any maintenance and repair reports, in Tenant's possession or reasonably obtainable related to the maintenance, repair and other work required to be performed by Tenant under the Lease, to the extent the same are regularly and customarily generated and maintained by, and in the possession of, its Facilities Team (collectively, the "M&R Reports").
7.3.4    Books and Records. Tenant shall maintain complete, detailed and accurate records, books and accounts of all funds disbursed in connection with Tenant's management and operation of the Project (excepting salary disbursements internal to Tenant), including all M&R Reports. Tenant agrees to keep all of the aforementioned documents (collectively, the "Books and Records") safe, available and separable from any record not having to do with the Project. Tenant shall not dispose of any such Books or Records until the same are at least three (3) years old.
7.3.5    Tenant's Risk Management Obligations. Tenant shall promptly report to Landlord any material accidents occurring at the Premises known to Tenant which are reasonably anticipated to result in liability to Landlord and/or all claims for damages relating to damage or destruction to the Premises.
7.4    Repair, Maintenance and Testing.
7.4.1    Tenant's Repair, Maintenance, and Improvement Obligations. Tenant shall, at Tenant's sole cost and expense maintain and repair in good repair and in a first-class condition (including necessary replacements and improvements) consistent with the Management Standard, industry standards and manufacturer recommendations, those portions of the Project, Buildings, and Premises (inclusive of improvements, fixtures and furnishings) which are Tenant Maintenance Responsibilities. Tenant shall comply with all Applicable Laws in connection with the Tenant Maintenance Responsibilities. At Landlord's option, if Tenant fails to comply with its obligations with respect to Tenant Maintenance Responsibilities, Landlord may, after written notice to Tenant, and after affording Tenant a reasonable time period equal to at least thirty (30) days within which to conduct such repair or improvement, and after providing Tenant a second notice setting forth Landlord's intention to engage in self help (except in the event of an emergency, in which case no notice to Tenant shall be required), but need not, perform such obligations, and Tenant shall pay Landlord the reasonable cost thereof, including a reasonable percentage of the cost thereof sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such actions by Landlord forthwith upon being billed for same.
7.4.2    Tenant's Testing Obligations. Tenant shall operate, maintain, and test the Building Systems including all subsystems in any special areas as designated by Landlord, to the extent related to the Tenant Maintenance Responsibilities in a manner consistent with the Management Standard. Tenant shall conduct such testing and maintenance in accordance with Applicable Laws.
7.5    Intentionally Omitted.
7.6    Tenant's Responsibilities Upon Termination of Management of the Project. Upon the expiration or earlier termination of this Lease for any reason, following Landlord's written request, Tenant shall promptly deliver the following to Landlord, or Landlord's appointed agent on the effective date of expiration or termination (except to the extent that any such item has already been delivered to Landlord).
7.6.1    Copies of the Books and Records for the most recent full calendar year and any subsequent partial calendar year.
7.6.2    Any third party warranties, guaranties and operating manuals in Tenant's possession relating to the improvements in the Project and the Building Systems.
7.6.3    All keys related to the telephone closets, janitorial closets, electrical closets, storage rooms, storage areas, SDG&E rooms or areas, rooftop access points, and other areas which would traditionally be characterized as common areas.
The obligation of Tenant to deliver the foregoing shall survive the termination of the Lease for a period of one (1) year.
7.7    Landlord's Maintenance Obligations. Landlord shall repair, replace, maintain, and improve the structural portions of the Buildings, which shall mean the foundation, roof structure (excluding the roof membrane), and sidewalls (collectively, the "Building Structure") (collectively, the "Landlord Maintenance Responsibilities") in good condition and repair and in compliance with Applicable Laws as required by Article 24 below. Landlord's costs of performing Landlord Maintenance Responsibilities and Landlord's compliance with Applicable Laws obligations shall be included in the Operating Expenses, to the extent permitted in Article 4 above. Any entry of the Premises by Landlord in connection with the foregoing shall comply with the terms of Article 27 of this Lease.
ARTICLE 8

ADDITIONS AND ALTERATIONS
8.1    Landlord's Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the "Alterations") without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than ten (10) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld, conditioned, or delayed by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the Building Structure or the Building Systems of the Buildings or is visible from the exterior of the Buildings. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days' notice to Landlord, but without Landlord's prior consent, to the extent that such Alterations do not (i) adversely affect the Building Systems or Building Structure, exterior appearance of the Buildings, (ii) intentionally deleted, or (iii) require a building or construction permit (the "Cosmetic Alterations"). The construction of the Tenant Improvements to the Premises shall be governed by the terms of the Work Letter and not the terms of this Article 8.
8.2    Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such Alterations only contractors reasonably approved by Landlord, and any removal and/or restoration obligations required hereunder. If Landlord shall give its consent to any such Alterations, the consent shall be deemed conditioned upon Tenant acquiring any necessary permits to do the work from appropriate governmental agencies, the furnishing of a copy of such permit to Landlord prior to the commencement of the work, and the compliance by Tenant with all conditions of said permit. If such Alterations will involve the use of or disturbance of Hazardous Materials existing in the Premises, Tenant shall comply with Landlord's rules and regulations concerning such Hazardous Materials. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all Applicable Laws, and to the extent applicable, pursuant to a valid building permit, issued by the city in which the Buildings are located (or other applicable governmental authority). In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the Base Building, then Landlord shall, at Tenant's expense, make such changes to the Base Building. Since all or a portion of the Project is or may become in the future certified under the LEED rating system (or other applicable certification standard) (all in Landlord's sole and absolute discretion), Tenant expressly acknowledges and agrees that without limitation as to other grounds for Landlord withholding its consent to any proposed Alteration, Landlord shall have the right to withhold its consent to any proposed Alteration in the event that such Alteration is not compatible with such certification or recertification of the Project under such LEED rating system (or other applicable certification standard). The "Base Building" shall mean the Building Structure and Building Systems. Further, Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord's reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Buildings or the Project. In addition to Tenant's obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of Santa Clara in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and to the extent prepared in connection with any such Alterations, Tenant shall deliver to Landlord a reproducible copy of the "as built" and CAD drawings of the Alterations, to the extent applicable, as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.
8.3    Payment for Improvements. With respect to payments to be made to Tenant's contractors for any Alterations, Tenant shall deliver to Landlord all final lien releases and waivers in connection with Tenant's payment for work to contractors following the completion of any Alterations. In addition, in connection with all Alterations (other than Cosmetic Alterations), Tenant shall pay Landlord an oversight fee equal to one percent (1%) of the cost of the Alterations work, and reimburse Landlord for Landlord's reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord's review of such work.
8.4    Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant (or Tenant's contractor) carries "Builder's Risk" insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its reasonable discretion, for Alterations will an aggregate estimated cost of greater than $1,000,000, require Tenant to obtain a lien and completion bond or some alternate form of security reasonably satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.
8.5    Landlord's Property. References in this Section 8.5 to "Alterations" shall include the "Tenant Improvements". All Alterations shall, upon completion of construction, become part of the Premises and the property of Landlord. Notwithstanding the foregoing, Tenant shall, at Tenant's expense, remove all Removal Items (defined below) upon the expiration or earlier termination of this Lease in accordance with the TCCs of Section 15.2 below. "Removal Items" shall mean: (a) all Mandatory Removal Items (except to the extent otherwise designated by Landlord, in its sole and absolute discretion, by written notice to Tenant prior to the end of the Lease Term, or following any earlier termination of this Lease), and (b) any other Alterations that constitute Specialty Improvements (defined below) that Landlord, by written notice to Tenant at the time Landlord reviews plans and drawings for approval of such Specialty Improvements, requires Tenant, at Tenant's expense, to remove. Notwithstanding the foregoing, except with respect to Mandatory Removal Items (for which this sentence shall not apply), if, in connection with its request for Landlord's consent to any Alterations that constitute Specialty Improvements (or with respect to Cosmetic Alterations, in connection with its notice to Landlord of the same), Landlord agrees in writing to waive the removal requirement with regard to such Alterations, then Tenant shall not be required to so remove such Alterations. "Mandatory Removal Items" shall mean: (i) any Alterations located outside of the Premises (including, without limitation, Tenant's Off-Premises Equipment), (ii) all Lines, (iii) any other items, improvements or fixtures which Tenant is expressly required to remove pursuant to the terms of this Lease, (iv) any Alterations or signage incorporating Tenant's name or logo, (v) intentionally deleted, (vi) any Alterations not performed in accordance with the TCCs of this Article 8 (or the Work Letter, as applicable), and (vii) any Specialty Improvements designated for removal at the time Landlord approves such Specialty Improvements. "Specialty Improvements" shall mean: (a) safes and vaults, (b) decorative water features; (c) specialized wallcoverings and ceilings, and flooring which are not consistent with general office use, such as raised flooring; (d) conveyors and dumbwaiters; (e) any Alterations which require modifications to the Building Structure, other than typical floor core drilling; and (f) equipment pads, and generators located outside of the Buildings. Specialty Improvements do not include "standard electronic laboratory space", process piping and related laboratory infrastructure. "Standard electronic laboratory space" means a space that does not include any design elements inconsistent with general office use other than: (1) mechanical systems with ducted HEPAs including plenum space functioning as an open return, (2) HEPAs to be independently supported from T-bar ceiling, (3) lighting to be lay-in style to drop in a standard 15/16" T-bar grid, (3) fixtures to be selected to maximize lumens adequate for lab spaces, (4) T-bar ceiling to be a standard 15/16" T-bar grid with vinyl rock ceiling tiles, which are wipeable, (5) standard lab flooring systems, such as ESD VCT, ESD SV, epoxy or similar, and does not include any space with cleanroom modular walls.
ARTICLE 9

COVENANT AGAINST LIENS
Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys' fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least ten (10) business days prior to the commencement of any such work on the Premises to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within thirty (30) days after notice thereof by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable within thirty (30) days after demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord's title to the Buildings or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Buildings or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord's option shall attach only against Tenant's interest in the Premises and shall in all respects be subordinate to Landlord's title to the Project, Buildings and Premises.

ARTICLE 10

INDEMNIFICATION AND INSURANCE
10.1    Indemnification and Waiver. Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, "Landlord Parties") shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant, except to the extent caused by the gross negligence or willful misconduct of the Landlord Parties. Except to the extent caused by the gross negligence or willful misconduct of the Landlord Parties, Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from and against any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from: (a) any causes in, on or about the Premises; (b) the use or occupancy of the Premises by Tenant; (c) any activity, work, or thing done, or permitted or suffered by Tenant in or about the Premises; (d) gross negligence or willful misconduct of Tenant, or the contractors, agents, employees, invitees, or visitors of Tenant or any such person, in, on or about the Project (collectively, "Tenant Parties"); (e) any breach, violation, or non-performance by Tenant or the employees, agents, contractors, invitees, or visitors of Tenant or any such person of any term, covenant, or provision of this Lease which continues beyond any applicable notice and cure periods. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of the above-described matters for which Tenant is obligated to indemnify the Landlord Parties, Tenant shall pay to Landlord its reasonable costs and expenses incurred in such suit, including without limitation, its actual professional fees such as appraisers', accountants' and attorneys' fees. Further, Tenant's agreement to indemnify Landlord pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to Tenant's indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination. Notwithstanding the foregoing, if Landlord is determined to have been negligent or to have acted with willful misconduct relating to any of Tenant's foregoing indemnification obligations, Landlord shall be responsible for paying all or a portion of the applicable damage award (except for damage to Tenant's Insured Property in excess of the deductible), including reasonable attorneys' fees, such portion to be determined based on the extent to which the damage was caused by Landlord's negligence or willful misconduct.
10.2    Landlord's Insurance. Landlord shall maintain the following insurance, together with such other insurance coverage as Landlord, in its reasonable judgment, may elect to maintain, to the extent such coverage is comparable with the coverage and amounts of insurance which are carried by the landlords of the Comparable Buildings the premiums of which shall be included in Operating Expenses: (i) Commercial General Liability insurance applicable to the Buildings providing, on an occurrence basis, a minimum combined single limit of at least $3,000,000.00; (ii) All Risk Property Insurance on the Base Buildings and Common Areas ("Landlord's Insured Property") at replacement cost value; (iii) Worker's Compensation insurance to the extent required by Applicable Laws; and (iv) Employers Liability Coverage to the extent required by Applicable Laws. Notwithstanding the foregoing provisions of this Section 10.2, the coverage and amounts of insurance carried by Landlord in connection with the Buildings shall, at a minimum, be comparable to the coverage, deductibles and amounts of insurance which are carried by the landlords of the Comparable Buildings, which may include earthquake insurance if consistent with the practices of landlords of the Comparable Buildings. Tenant shall, at Tenant's expense, comply with Landlord's insurance company's reasonable requirements pertaining to the use of the Premises to the extent Landlord delivers a copy of such requirements to Tenant prior to the Effective Date. If Tenant's conduct, occupancy, or use of the Premises in violation of the TCCs of this Lease causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase.
10.3    Tenant's Insurance. Throughout the Lease Term, Tenant shall maintain the following coverages in the following amounts. The required evidence of coverage must be delivered to Landlord on or before the date required under Section 10.4(I) sub-sections (x) and (y), or Section 10.4(II) below (as applicable). Such policies shall be for a term of at least one (1) year, or the length of the remaining term of this Lease, whichever is less.

10.3.1    Commercial General Liability Insurance, including Broad Form contractual liability covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) based upon or arising out of Tenant's operations, occupancy or maintenance of the Project and all areas appurtenant thereto. Such insurance shall be written on an "occurrence" basis. Landlord and any other party the Landlord so specifies that has a material financial interest in the Project, including Landlord's managing agent, ground lessor and/or lender, if any, shall be named as additional insureds as their interests may appear using Insurance Service Organization's form CG2011 or a comparable form approved by Landlord. Tenant shall provide an endorsement or policy excerpt showing that Tenant's coverage is primary and any insurance carried by Landlord shall be excess and non-contributing. The coverage shall also be extended to include damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations. This policy shall include coverage for all liabilities assumed under this Lease as an insured contract for the performance of all of Tenant's indemnity obligations under this Lease. The limits of said insurance shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder. Limits of liability insurance shall not be less than the following; provided, however, such limits may be achieved through the use of an Umbrella/Excess Policy:

Bodily Injury and Property Damage Liability	$15,000,000 each occurrence
Personal Injury and Advertising Liability	$15,000,000 each occurrence
Tenant Legal Liability/Damage to Rented Premises Liability	$300,000.00
10.3.2    Property Insurance covering (i) all furniture, personal property, business and trade fixtures, equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant's business personal property at the Project installed by, for, or at the expense of Tenant (collectively, "Tenant’s Property"), and (ii) areas of the Project that are part of Tenant’s Maintenance Responsibilities, including any improvements existing in the Buildings on the Lease Commencement Date, and all Alterations (collectively, "Tenant's Insured Property"). Such insurance shall be written on a Special Form basis, for the full replacement cost value (subject to reasonable deductible amounts), without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for (a) all perils included in the CP 10 30 04 02 Coverage Special Form, (b) water damage from any cause whatsoever, including, but not limited to, sprinkler leakage, bursting, leaking or stoppage of any pipes, explosion, and backup or overflow from sewers or drains, and (c) terrorism (to the extent such terrorism insurance is available as a result of the Terrorism Risk Insurance Act of 2002 (Pub. L. 107-297, 116 Stat. 2322), the Terrorism Risk Insurance Program Reauthorization Act of 2005 (Pub. l. 109-144), and the Terrorism Risk Insurance Program Reauthorization Act of 2007 (Pub. L. 110-160, 121 Stat. 183), any successor statute or regulation, or is otherwise available at commercially reasonable rates).
10.3.2.1    Increase in Project's Property Insurance. Tenant shall pay for any increase in the premiums for the property insurance of the Project if said increase is caused by Tenant's acts, omissions, use or occupancy of the Premises in violation of the TCCs of this Lease.
10.3.2.2    Intentionally deleted.
10.3.2.3    No Representation of Adequate Coverage. Landlord makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Tenant's Property, business operations or obligations under this Lease.
10.3.2.4    Property Insurance Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by insurance carriers to the extent above provided (and, in the case of Tenant, by an insurance carrier satisfying the requirements of Section 10.4(i) below), and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers to the extent that such loss or damage would have been recoverable under such insurance policies required to be carried hereunder. Landlord and Tenant shall cause their respective "all risk" property insurance policies include a waiver of (i) subrogation by the insurers, and (ii) all rights based upon an assignment from its insured, against Landlord and/or any of the Landlord Parties or Tenant and/or any of the Tenant Parties (as the case may be) in connection with any property loss risk thereby insured against. Tenant will cause all subtenants and licensees of the Premises claiming by, under, or through Tenant to execute and deliver to Landlord a waiver of claims similar to the waiver in this Section 10.3.2.4 and to obtain such waiver of subrogation rights endorsements. If either party hereto fails to maintain the waivers set forth in items (i) and (ii) above, the party not maintaining the requisite waivers shall indemnify, defend, protect, and hold harmless the other party for, from and against any and all claims, losses, costs, damages, expenses and liabilities (including, without limitation, court costs and reasonable attorneys' fees) arising out of, resulting from, or relating to, such failure.
10.3.3    Business Income Interruption for one year (1) plus Extra Expense insurance in such amounts as will reimburse Tenant for actual direct or indirect loss of earnings attributable to the risks outlined in Section 10.3.2 above.
10.3.4    Worker's Compensation or other similar insurance pursuant to all applicable state and local statutes and regulations, and Employer's Liability with minimum limits of not less than $1,000,000 each accident/employee/disease.
10.3.5    If applicable, Commercial Automobile Liability Insurance covering all Owned (if any), Hired, or Non-owned vehicles with limits not less than $1,000,000 combined single limit for bodily injury and property damage.
10.4    Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) be issued by an insurance company having an AM Best rating of not less than A-X (or to the extent AM Best ratings are no longer available, then a similar rating from another comparable rating agency), or which is otherwise acceptable to Landlord and licensed to do business in the State of California, (ii) be in form and content reasonably acceptable to Landlord and complying with the requirements of Section 10.3 (including, Sections 10.3.1 through 10.3.5), (iii) Tenant shall not do or permit to be done anything which invalidates the required insurance policies, and (iv) provide that said insurance shall not be canceled or coverage changed unless Tenant or Tenant's insurer provides thirty (30) days' prior written notice to Landlord and any mortgagee of Landlord, the identity of whom has been provided to Tenant in writing. Tenant shall deliver said certificates of insurance thereof and applicable endorsements which meet the requirements of this Article 10 to Landlord on or before (I) the earlier to occur of: (x) the Lease Commencement Date, and (y) the date Tenant and/or its employees, contractors and/or agents first enter the Premises for occupancy, construction of improvements, alterations, or any other move-in activities, and (II) five (5) business days after the renewal of such policies. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificates and applicable endorsements, Landlord may, at its option, after written notice to Tenant and Tenant's failure to obtain such insurance within five (5) days thereafter, procure such policies for the account of Tenant and the sole benefit of Landlord, and the cost thereof shall be paid to Landlord within thirty (30) days after delivery to Tenant of bills therefor.
10.5    Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably requested by Landlord, but in no event in excess of the amounts and types of insurance then being required by landlords of Comparable Buildings from tenants comparable in size to Tenant.
10.6    Third-Party Contractors. Tenant shall obtain and deliver to Landlord, Third Party Contractor's certificates of insurance and applicable endorsements prior to the commencement of work in or about the Premises by any vendor or any other third-party contractor (collectively, a "Third Party Contractor"). All such insurance shall (a) name Landlord as an additional insured under such party's liability policies as required by Section 10.3.1 above and this Section 10.6, (b) provide a waiver of subrogation in favor of Landlord under such Third Party Contractor's commercial general liability insurance, (c) be primary and any insurance carried by Landlord shall be excess and non-contributing, and (d) comply with Landlord's minimum contractor insurance requirements, which shall be consistent with the requirements of landlords of Comparable Buildings.

ARTICLE 11

DAMAGE AND DESTRUCTION
11.1    Repair of Damage to Premises by Landlord. If the Project (or any portion thereof) shall be damaged by a fire or any other casualty (collectively, a "Casualty"), (i) Landlord shall promptly and diligently restore Landlord's Insured Property to substantially the same condition as existing prior to the Casualty, except for modifications required by Applicable Laws or the New Underlying Documents, or any other modifications deemed desirable by Landlord, and (ii) except as set forth below, Tenant shall promptly and diligently restore Tenant's Insured Property to substantially the same condition as existing prior to the Casualty, except for modifications required by Applicable Laws or the New Underlying Documents, or any other modifications deemed desirable by Tenant and approved by Landlord pursuant to Article 8. Notwithstanding the foregoing, Landlord shall have the right, upon notice (the "Landlord Repair Notice") to Tenant from Landlord within sixty (60) days following the date the Casualty becomes known to Landlord, to promptly and diligently restore Tenant's Insured Property, and, in such event Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under Section 10.3 of this Lease for Tenant's Insured Property; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord's commencement of repair of the damage. All work performed by Tenant pursuant to this Section 11.1 shall be performed in accordance with Article 8 of this Lease. At any time, from time to time, after the date occurring sixty (60) days after the date of the damage, Tenant may request that Landlord inform Tenant of Landlord's reasonable opinion of the date of completion of the repairs and Landlord shall respond to such request within five (5) business days ("Landlord's Repair Estimate Notice"). Notwithstanding any contrary provision of this Article 11, the parties hereby agree as follows: (a) the closure of the Project or any part thereof to protect public health shall not constitute a Casualty for purposes of this Lease, (b) Casualty covered by this Article 11 shall require that the physical or structural integrity of the Premises or the Project is degraded as a direct result of such occurrence, and (c) a Casualty under this Article 11 shall not be deemed to occur merely because Tenant is unable to productively use the Premises in the event that the physical and structural integrity of the Premises is undamaged.
11.2    Casualty Rent Abatement. If (i) the Premises or portions of the Common Areas necessary for the conduct of Tenant's business are damaged by Casualty, (ii) such Casualty causes all or a material portion of the Premises to be untenantable and unusable by Tenant and Tenant actually ceases to use all or such material portion of the Premises for more than five (5) business days, (iii) intentionally deleted, and (iv) intentionally deleted (items (i) through (iv) are, collectively, "Casualty Conditions"), Tenant may, upon written notice to Landlord, immediately abate Base Rent and Tenant's Share of Direct Expenses payable under this Lease for that portion of the Premises rendered untenantable and not actually used by Tenant due to the Casualty, for the period beginning on the date of the Casualty through (a) if Landlord delivered the Landlord Repair Notice, the date Landlord substantially completes restoration of Landlord's Insured Property and the Tenant Improvements and Alterations, such that the Premises are no longer untenantable (or such earlier date following the Casualty that Tenant conducts business from the Premises), or (b) if Landlord did not deliver the Landlord Repair Notice, the earlier of the date that Tenant substantially completes restoration of Tenant's Insured Property (such that the Premises are no longer untenantable) and the date that Tenant would have substantially completed restoration of Tenant's Insured Property if Tenant had used reasonable diligence (or such earlier date following the Casualty that Tenant conducts business from the applicable portion of the Premises). Except for the foregoing Rent abatement, Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from a Casualty.
11.3    Casualty Termination Rights.
11.3.1    Landlord Termination Rights. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Landlord's Insured Property, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage from Casualty, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, if one or more of the following conditions is present: (i) in Landlord's reasonable judgment, repairs cannot reasonably be completed within two hundred seventy (270) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the damage is not fully covered by Landlord's insurance policies and would not have been covered had

Landlord carried the coverage required under this Lease; (iii) intentionally deleted; (iv) the damage occurs during the last twelve (12) months of the Lease Term; or (vi) intentionally deleted.
11.3.2    Tenant Termination Rights. If the Casualty Conditions are met, and either the repairs cannot, in the reasonable opinion of Landlord, be completed within one hundred eighty (180) days after being commenced or the damage occurs during the last twelve (12) months of the Lease Term, Tenant may elect, within sixty (60) days after the date Landlord delivers to Tenant the estimated completion date of the repairs, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. In the event this Lease is terminated in accordance with the terms of this Section 11.3, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under item (ii) of Section 10.3.2 of this Lease.
11.4    Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.
ARTICLE 12

NONWAIVER
No waiver of any provision of this Lease shall be implied by any failure of Landlord or Tenant to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by Landlord or Tenant of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.
ARTICLE 13

CONDEMNATION
If the whole or any part of the Premises, Buildings or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the material reconstruction or remodeling of any part of the Premises, Buildings or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than twenty-five percent (25%) of the rentable square feet of either 3250 Building and 3260 Building or Common Areas are taken, or if access to either 3250 Building and 3260 Building or Common Areas are substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Buildings or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.
ARTICLE 14

ASSIGNMENT AND SUBLETTING
14.1    Transfers. Except for an assignment of this Lease or a sublease of all or a portion of the Premises (each of the foregoing, together with any modifications or amendments to any existing assignments or subleases being referred to herein as a "Transfer" and any person or entity to whom any Transfer is made or sought to be made is referred to herein as a "Transferee"), Tenant shall not mortgage, pledge, hypothecate, encumber or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any other transfer of this Lease or any interest hereunder by operation of law or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees. Tenant shall not Transfer this Lease or its interest in any portion of the Premises without Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. If Tenant desires Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the Transfer Premium, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, and (iv) for any assignee, current financial statements of the proposed Transferee certified by an officer, partner or owner thereof; provided, however, that prior to delivery of any such financial statements, upon Tenant’s request, Landlord shall execute and deliver a commercially reasonable non-disclosure agreement related thereto. Any Transfer made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord's review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys', accountants', architects', engineers' and consultants' fees) incurred by Landlord, within thirty (30) days after written request by Landlord; provided, however, such professional fees (excluding attorneys' and engineer's) shall not exceed Two Thousand Five Hundred Dollars ($2,500) in the aggregate for each Transfer request in the ordinary course of business. For purposes hereof, in the "ordinary course of business" shall include, without limitation, the review of no more than three (3) rounds of comments to the applicable documentation.
14.2    Landlord's Consent. Landlord shall not unreasonably withhold, condition, or delay, its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in Tenant's notice pertaining to the particular Transfer and shall grant or withhold such consent within fifteen (15) business days following the date upon which Landlord receives a "complete" Transfer Notice from Tenant (i.e., a Transfer Notice that includes all documents and information required pursuant to Section 14.1 of this Lease, above). If Landlord fails to approve or deny such Transfer consent request within fifteen (15) business days, Tenant shall deliver Landlord a second complete Transfer Notice. If Landlord fails to approve or deny such Transfer request within three (3) business days after the delivery of such second Transfer Notice, Landlord shall be deemed to have approved such Transfer. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any Applicable Laws for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:
14.2.1    Transferee is, in Landlord's commercially reasonable business judgment, of a character or reputation or engaged in a business which is not consistent with the quality of the Buildings or the Project;

14.2.2    Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;
14.2.3    Transferee intends to use the Subject Space for purposes which are not permitted under this Lease; or
14.2.4    Transferee is either a governmental agency or instrumentality thereof.
Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any successor statute, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all Applicable Laws, on behalf of the proposed Transferee.
14.3    Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any Transfer Premium received by Tenant from such Transferee. "Transfer Premium" shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer (on a per rentable square foot basis if less than all of the Premises is transferred), after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any free base rent or other economic concessions or improvement allowances reasonably given to the Transferee, (iii) any brokerage commissions in connection with the Transfer, (iv) marketing costs, (v) legal fees in negotiating the particular Transfer, and (vi) any amounts payable to Landlord under Section 14.1 above; provided, however, such Transfer Premium shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee in connection with such Transfer. Transfer Premium shall not include any consideration Tenant receives if due to a sale of its business. No Transfer Premium shall be due in connection with any Transfers described in Section 14.8.
14.4    Landlord's Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Tenant shall give Landlord notice (the "Intention to Transfer Notice") at any time determined in Tenant's sole discretion prior to or concurrent with Tenant's delivery of a Transfer Notice that Tenant is contemplating a Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined); provided, however, that Tenant shall only be obligated to deliver an Intention to Transfer Notice hereunder, and Landlord shall only have the right to recapture space with respect to, (A) an assignment of this Lease, or (B) subject to Section 14.9 below, a sublease of all or substantially all of the Premises; provided further, however, (1) in no event shall Landlord have a right to recapture space in connection with a Permitted Transfer or Change of Control or Section 14.9, and (2) Landlord's right to recapture as set forth in this Section 14.4 shall not be triggered unless and until Landlord receives an Intention to Transfer Notice from Tenant. Tenant may indicate in a Transfer Notice that such Transfer Notice also serves as an Intention to Transfer Notice, but, in any event, if Tenant fails to deliver an Intention to Transfer Notice with respect to Contemplated Transfer Space, and thereafter delivers a Transfer Notice, such Transfer Notice shall be deemed to also serve as an Intention to Transfer Notice with respect to the Subject Space described in the Transfer Notice. The Intention to Transfer Notice shall specify the portion of and amount of rentable square footage of the Premises which Tenant intends to Transfer (the "Contemplated Transfer Space"), the contemplated date of commencement of the contemplated Transfer (the "Contemplated Effective Date"), the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space. Thereafter, Landlord shall have the option, by giving written notice to Tenant (the "Recapture Notice") within fifteen (15) business days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space, unless Tenant, within ten (10) business days after receipt of the Recapture Notice, notifies Landlord in writing of its election to rescind the Intention to Transfer Notice (or Transfer Notice, as applicable). If Landlord elects to recapture, then the recapture shall cancel and terminate this Lease as of the Contemplated Effective Date. If Landlord declines, or fails to elect in a timely manner, to recapture such Contemplated Transfer Space under this Section 14.4, then, subject to the other terms of this Article 14, for a period of one (1) year (the "One Year Transfer Period") commencing on the last day of such fifteen (15)

business day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the One Year Transfer Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 14. If such a Transfer is not so consummated within the One Year Transfer Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such One Year Transfer Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect to any contemplated Transfer, as provided above in this Section 14.4.
14.5    Effect of Transfer. If Landlord consents to a Transfer, (i) the TCCs of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, a copy of all documentation pertaining to the Transfer, (iv) Tenant shall furnish upon Landlord's request a complete statement, certified by an independent certified public accountant, or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof; provided, however that Tenant shall be permitted to redact any confidential information therefrom and condition delivery of such materials on Landlord's execution of a commercially reasonable non-disclosure agreement. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord's costs of such audit.
14.6    Change of Control. For purposes of this Section 14.8, the term "Change of Control" shall mean the following: (i) if Tenant is a partnership, limited liability company, or other non-corporate entity, the withdrawal or change, voluntary, involuntary or by operation of law, of more than fifty percent (50%) of the partners, members, or owners, or transfer of more than fifty percent (50%) of partnership, membership, or ownership interests, within a twelve (12)-month period, or the dissolution of the partnership or other entity without immediate reconstitution thereof, and (ii) if Tenant is a corporation, (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of more than fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of more than fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12)-month period. Except as otherwise provided herein, including without limitation, Section 14.8 below, Tenant must notify Landlord in writing within thirty (30) days after any Change of Control (and Tenant shall provide Landlord with such information with respect to the Change of Control as may be reasonably requested by Landlord). Landlord's consent shall not be required for a Change of Control unless the Net Worth of Tenant following the Change of Control is not at least equal to the Net Worth of the original Tenant on the date of this Lease. In no event shall Tenant be relieved from any liability under this Lease as a result of a Change of Control. Notwithstanding the foregoing or anything to the contrary herein, any Change of Control that is a subterfuge by Tenant to avoid its obligations under this Lease shall constitute an event of default hereunder.
14.7    Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease, beyond any applicable notice and cure periods, Landlord is hereby irrevocably authorized, as Tenant's agent, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant's obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord's enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord's right to enforce any term of this Lease against Tenant or any other person. If Tenant's obligations hereunder have been guaranteed, Landlord's consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.
14.8    Deemed Consent Transfers. Notwithstanding anything to the contrary contained in this Lease, (A) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant as of the date of this Lease), (B) a sale of corporate shares of capital stock in Tenant in connection with an initial public offering of Tenant's stock on a nationally-recognized stock exchange, (C) an assignment of the Lease to an entity which acquires all or substantially all of the stock or assets of Tenant, or (D) an assignment of the Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the Lease Term, shall not be deemed a Transfer requiring Landlord's consent under this Article 14 (any such assignee or sublessee described in items (A) through (D) of this Section 14.8 is hereinafter referred to as a "Permitted Transferee"), provided that (i) Tenant notifies Landlord at least ten (10) days prior to the effective date of any such assignment or sublease (provided that if prohibited by confidentiality, legal, or other governmental obligations, Tenant shall provide notice within ten (10) days following the transaction) and promptly supplies Landlord with any documents regarding such Transfer or Permitted Transferee as set forth above, (ii) Tenant is not in default, beyond the applicable notice and cure period, and such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (iii) such Permitted Transferee shall be of a character and reputation consistent with the quality of the Buildings, (iv) such Permitted Transferee shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles ("Net Worth") at least equal to the Net Worth of the original Tenant on the date of this Lease, (v) no assignment or sublease relating to this Lease, whether with or without Landlord's consent, shall relieve Tenant from any liability under this Lease, and (vi) the liability of such Permitted Transferee under either an assignment or sublease shall be joint and several with Tenant. An assignee of Tenant's entire interest in this Lease who qualifies as a Permitted Transferee may also be referred to herein as a "Permitted Transferee Assignee." "Control," as used in this Section 14.8, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity.
14.9     Office Sharing. Notwithstanding anything to the contrary set forth herein, without Landlord's consent, Tenant may permit Office Sharing (as hereinafter defined) by affiliates of Tenant and Clients and Business Partners (as hereinafter defined), without the same constituting a Transfer within the meaning of this Section 14. The term "Clients and Business Partners" shall mean persons or entities who are occupying or using portions of the Premises and are either (a) performing services for Tenant, including, without limitation, as subcontractors, advisors, or consultants, (b) personnel employed by persons or entities for whom Tenant is performing services, or (c) persons or entities with whom Tenant is engaged in a joint venture or joint teaming. The term "Office Sharing" shall mean the use of portions of the Premises by affiliates of Tenant and/or Clients and Business Partners, which portions shall in the aggregate not exceed fifteen (15%) of the rentable area of the Premises (the "Maximum Office Sharing Threshold"), and, with respect to such affiliates of Tenant and Clients and Business Partners, such use is in connection with the services being provided to Tenant by the applicable Clients and Business Partners, the services being provided to the applicable affiliates of Tenant and Clients and Business Partners by Tenant, or the services being jointly provided by Tenant and the applicable Clients and Business Partners. For purposes of this Lease, the acts or omissions of Clients and Business Partners and employees or other personnel of affiliates of Tenant and Clients and Business Partners shall be deemed to be the acts or omissions (as applicable) of Tenant and/or Tenant's employees, and Tenant shall remain directly liable and primarily responsible for its obligations for the entirety of the Premises in accordance with the existing terms and provisions of this Lease. In no event shall the use or occupancy of any portion of the Premises by any affiliates of Tenant or Clients and Business Partners create or be deemed to create any right, title or interest of such party in any portion of the Premises or this Lease (other than that as a licensee). All Office Sharing hereunder shall terminate automatically upon the expiration or early termination of this Lease. Upon request from Landlord, Tenant shall provide to Landlord promptly after request a written list of the names and contact information of all Clients and Business Partners then being allowed access to the Premises by Tenant or which will be allowed access to the Premises in the future (for which Tenant is then aware of such access). Any equipment or other property of a Permitted Occupant in the Project shall be subject to the applicable provisions of this Lease related to personal property taxes and surrender of Premises.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND
REMOVAL OF TRADE FIXTURES
15.1    Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.
15.2    Removal Requirements. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Project to Landlord in good order and condition, reasonable wear and tear, casualty damage, and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises the following, and repair all damage to the Premises, Building, or Project resulting from such removal, and at Landlord's option, restore any affected areas to a Building standard condition (as determined by Landlord): (i) all debris and rubbish, (ii) Tenant's Property, and (iii) all Removal Items. With respect to any Alterations that are not Removal Items, Tenant shall leave the same in good working order and condition, deliver to Landlord all necessary user information such that the same may be used by a future occupant of the Premises (e.g., any Water Sensors that remain shall be unblocked and ready for use by a third-party). If Tenant fails to perform the foregoing removal, repair and restoration obligations, then at Landlord's option, either (i) Tenant shall be deemed to be holding over in the Premises and Rent shall continue to accrue in accordance with the terms of Article 16 below, until such work shall be completed, and/or (ii) Landlord may do so and may charge the cost thereof to Tenant.
15.3    Disposal Rights. Without limiting any other rights or remedies of Landlord, any of Tenant's Property not removed by Tenant upon the expiration of this Lease, or within thirty (30) days after any early termination of this Lease, shall be considered abandoned and Landlord may, at its sole election (and regardless of the value of such property), (i) elect to take ownership of any or all of such property (in which event, subject to the rights of any third parties who have an ownership or security interest in any such property, Landlord may use, sell, or dispose of such property in Landlord's sole discretion), or (ii) store any or all of such property in a public warehouse or elsewhere (including at Landlord's property) for the account, and at the expense and risk, of Tenant. If Landlord elects to store Tenant's Property, then Tenant shall pay the cost of storing the same to Landlord (based on the actual costs and expenses incurred by Landlord in connection therewith, plus a 10% administrative fee, or if the property is being stored at property owned or controlled by Landlord or its affiliates, based on the then fair market rental value of the applicable space, in all cases as reasonably determined by Landlord). If Landlord elects to store any such personal property in accordance with item (ii) above, then Landlord may thereafter elect to take ownership of such property pursuant to item (i) above at any time prior to Tenant recovering possession of the subject property. The TCCs of this Section 15.3 have been specifically bargained for, and, to the maximum extent permitted by law, Tenant expressly waives the right to receive any notices under California Civil Code Section 1993 et seq., or any other statutory procedures with respect to abandoned personal property.
15.4    Landlord Waiver and Tenant's Property Financing. Landlord hereby waives any lien rights which it may otherwise have concerning any of Tenant's Property and Tenant shall have the right to remove the same at any time without Landlord's consent. Landlord acknowledges that Tenant has financed or may finance some or all of Tenant's Property through financing arrangements including promissory notes and a financial and security agreement for the financing of Tenant's Property with a third party or parties. In connection therewith, Landlord hereby disclaims any interest in Tenant's Property, as fixtures or otherwise and agrees to execute a commercially reasonable Landlord lien waiver form with any third-party lender that has financed or will finance such Tenant's Property, evidencing Landlord's waiver of such lien rights.

ARTICLE 16

HOLDING OVER
Unless otherwise agreed upon by Landlord in writing (in Landlord's sole and absolute discretion), if Tenant holds over after the expiration of the Lease Term, such tenancy shall be a tenancy at sufferance, and shall not constitute a renewal hereof or an extension for any further term, and in such case daily damages in any action to recover possession of the Premises shall be calculated at a daily rate equal to  one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease (calculated on a per diem basis) and one hundred percent (100%) of all other Rent applicable during the last rental period of the Lease Term under this Lease (calculated on a per diem basis).  Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to vacate and deliver possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant holds over without Landlord's express written consent, and tenders payment of rent for any period beyond the expiration of the Lease Term by way of check (whether directly to Landlord, its agents, or to a lock box) or wire transfer, the cashing of such check or acceptance of such wire shall be considered inadvertent and not be construed as creating a month-to-month tenancy, provided Landlord refunds such payment to Tenant promptly upon learning that such check has been cashed or wire transfer received. Any holding over without Landlord's express written consent may compromise or otherwise affect Landlord's ability to enter into new leases with prospective tenants regarding the Premises.  Therefore, if Tenant fails to vacate and deliver the Premises within thirty (30) days after the termination or expiration of this Lease, in addition to any other Losses to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against all claims made by any succeeding tenant founded upon such failure to vacate and deliver, and any losses suffered by Landlord, including lost profits, resulting from such failure to vacate and deliver. In addition, if Tenant fails to vacate and deliver the Premises within thirty (30) days after the expiration or early termination of this Lease, Tenant shall be liable for all damages (including attorneys' fees and expenses) of whatever type (including consequential damages) incurred by Landlord as a result of any holding over. Tenant agrees that any proceedings necessary to recover possession of the Premises, whether before or after expiration of the Lease Term, shall be considered an action to enforce the terms of this Lease for purposes of the awarding of any attorneys' fees in connection therewith.
ARTICLE 17

ESTOPPEL CERTIFICATES
Within ten (10) business days following a request in writing by Landlord (but no more than once each calendar year, except in connection with a sale or refinancing of the Project, or any Change of Control, or Permitted Transfer or other Transfer by Tenant), Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other materially similar commercially reasonable form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. At any time during the Lease Term (but no more than once each calendar year, except in connection with a sale or refinancing of the Project, or any Change of Control, or Permitted Transfer or other Transfer by Tenant), Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles (or consistent with the method used for Tenant's financials submitted to Landlord prior to the Effective Date) and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Upon Tenant's request, Landlord (and/or its agents, lenders, and/or prospective purchasers, as applicable) shall execute and deliver to Tenant a commercially reasonable non-disclosure agreement prior to Tenant's delivery of any such financial statements. Notwithstanding the foregoing, in the event that (i) stock in the entity which constitutes Tenant under this Lease (as opposed to an entity that controls Tenant or is otherwise an affiliate of Tenant) is publicly traded on NASDAQ or a national stock exchange, and (ii) Tenant has its own, separate and distinct 10K and 10Q filing requirements (as opposed joint or cumulative filings with an entity that controls Tenant or with entities which are otherwise affiliates of Tenant), then Tenant's obligation to provide Landlord with a copy of its most recent current financial statement shall be deemed satisfied.
ARTICLE 18

SUBORDINATION
Landlord represents and warrants to Tenant that the Project is not currently subject to any ground or underlying lease or the lien of any mortgage, trust deed or other like encumbrances. Subject to satisfaction of the condition stated below, this Lease shall be subject and subordinate to all future ground or underlying leases of the Buildings or Project and to the lien of any mortgage, trust deed or other like encumbrances hereafter in force against the Buildings or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases (each, a "Security Holder"), require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant's occupancy, so long as Tenant timely pays the rent and observes and performs the TCCs of this Lease to be observed and performed by Tenant. Landlord's interest herein may be assigned as security at any time to any lienholder. Notwithstanding the foregoing, the subordination of this Lease to any future ground or underlying lease, mortgage, trust deed or other like encumbrances shall be subject to, and conditioned upon, Tenant's receipt of a commercially reasonable subordination, attornment, and non-disturbance agreement (a "SNDA") in favor of Tenant from the applicable Security Holder. Tenant shall, within ten (10) business days of request by Landlord, execute such further commercially reasonable instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Notwithstanding the foregoing, in the event the Security Holder shall have entered into a separate subordination, attornment and non-disturbance agreement directly with Tenant governing Tenant's obligation to attorn to the Security Holder or such successor in interest as lessor, the terms and provisions of such agreement shall supersede the provisions of this Subsection. Tenant shall be permitted to record any SNDA in the office of the Recorder of the County of Santa Clara.
ARTICLE 19

DEFAULTS; REMEDIES
19.1    Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:
19.1.1    Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, within five (5) business days after Landlord's delivery of written notice to Tenant that such sum is past due; or
19.1.2    Except as otherwise set forth in this Section 19.1, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or
19.1.3    To the extent permitted by Applicable Law, (i) Tenant or any guarantor of this Lease being placed into receivership or conservatorship, or becoming subject to similar proceedings under Federal or State law, or (ii) a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or (iii) the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or (iv) the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of such a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or (v) the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within sixty (60) days, or (vi) any execution or other judicially authorized seizure of all or substantially all of Tenant's assets located upon the Premises or of Tenant's interest in this Lease, unless such seizure is discharged within sixty (60) days; or
19.1.4    The failure by Tenant to observe or perform according to the provisions of Section 5.1, Section 5.2, Articles 14, 17 or 18 of this Lease where such failure continues for more than ten (10) business days after notice from Landlord.
The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.
19.2    Remedies Upon Default. Upon the occurrence of any event of default by Tenant continuing beyond expiration of all applicable notice and cure periods, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.
19.2.1    Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor; and Landlord may recover from Tenant the following:
(a)    The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus
(b)    The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(c)    The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(d)    Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and
(e)    At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws.
The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(a) and (b), above, the "worth at the time of award" shall be computed by allowing interest at the Interest Rate. As used in Section 19.2.1(c), above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
19.2.2    Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant beyond any applicable notice and cure periods, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.
19.2.3    Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by Applicable Laws, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.
19.3    Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant continuing beyond expiration of all notice and cure periods, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements. In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.
19.4    Intentionally deleted.
19.5    Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord's interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.
19.6    Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord's failure to perform; provided, however, if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently and continuously pursues the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity. Any award from a court or arbitrator in favor of Tenant requiring payment by Landlord which is not paid by Landlord within the time period directed by such award, may be offset by Tenant from Rent next due and payable under this Lease; provided, however, Tenant may not deduct the amount of the award against more than fifty percent (50%) of Base Rent next due and owing (until such time as the entire amount of such judgment is deducted) to the extent following a foreclosure or a deed-in-lieu of foreclosure.
19.7    Tenant's Right to Make Repairs. If Landlord fails to perform any maintenance or repair obligations expressly required of Landlord under this Lease with respect to the Premises, the Building and the Common Areas which failure materially adversely affects Tenant's use of the Premises, could result in a material cost to Tenant, or result in any increased liability to Tenant (such failure, a "Delayed Repair"), and, except in the case of an emergency where Tenant shall provide telephonic or email notice to Landlord as soon as reasonably practicable (so long as Landlord has notified Tenant of an appropriate phone number and/or email address), but no cure period is required, (a) such failure continues for a period of 30 days after Landlord's receipt of written notice from Tenant ("First Repair Self Help Notice") or, if such failure cannot reasonably be cured within 30 days, then such longer period as may be required for such cure provided that Landlord commences such cure within such 30-day period and diligently and continuously pursues such cure to completion, and (b) such failure continues for two (2) business days after receipt by Landlord of an additional written notice from Tenant following the expiration of the period described in clause (a) above ("Second Repair Self Help Notice"), and (c) Landlord has not reasonably disputed in writing that it has failed to perform any maintenance or repair obligation expressly required of Landlord under this Lease (which written dispute must be made in good faith and identify in reasonable detail the basis for such dispute), then Tenant shall have the right to perform the Delayed Repair, and Landlord shall reimburse Tenant for either

(i) the reasonable, out-of-pocket, third-party costs and expenses actually incurred by Tenant in curing such Delayed Repair, in an amount equal to the difference (if any) between such total costs and expenses actually incurred by Tenant less Tenant's Share of such costs and expenses, if and to the extent such costs and expenses are includable as Operating Expenses pursuant to Article 4 hereof or (ii) the reasonable costs and expenses actually incurred by Tenant in curing such Delayed Repair, if such costs and expenses are not so includable as Operating Expenses (as applicable, the "Excess Repair Costs") within thirty (30) days after Landlord has received from Tenant an invoice therefor; provided, however, that in no event may Tenant take any measures that adversely affect the Building Structure or Building Systems. If Landlord fails to make any such reimbursement payment within 30 days after Tenant delivers a written invoice to Landlord reasonably detailing the reasonable, out-of-pocket, third-party costs and expenses actually incurred, and such failure is not cured within five business days after a second written notice detailing the same is given to Landlord by Tenant, and Landlord has not otherwise disputed in writing the performance of the repair by Tenant or the Excess Repair Costs incurred by Tenant, then Tenant will be entitled to deduct the amounts owed by Landlord from the next monthly installment(s) of Base Rent due under this Lease until the sums owed have been fully repaid; provided, however, that Tenant may not deduct amounts greater than 25% of the monthly Base Rent due under this Lease from any single monthly installment of Base Rent (the "Offset Limit"). The First Repair Self Help Notice and the Second Repair Self Help Notice each must include a statement that Tenant intends to exercise this right to self help and must identify in reasonable detail the basis for the self help and the actions Tenant intends to undertake to perform the Delayed Repair. Further notwithstanding anything to the contrary contained in this Lease, Tenant's right to perform any such self help pursuant to this Section 19.7 is conditioned upon strict compliance by Tenant with the terms and conditions of Article 8 of this Lease.
ARTICLE 20

COVENANT OF QUIET ENJOYMENT
Landlord covenants that provided Tenant is not in any default under this Lease, beyond any applicable notice and cure period, Tenant shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the TCCs, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.
ARTICLE 21

INTENTIONALLY OMITTED
ARTICLE 22

INTENTIONALLY OMITTED
ARTICLE 23

SIGNS
23.1    Interior Signage. Tenant, at its sole cost and expense, may install signage anywhere in the interior of the Premises that is not visible from the exterior of the Premises, including in the elevator lobby of each floor of the Premises ("Tenant's Interior Signage").
23.2    Tenant's Exterior Signage. Subject to the terms and conditions of this Section 23.2, Tenant, at Tenant's sole cost and expense, shall have the exclusive right to install, repair and maintain signage depicting Tenant's name on (i) the exterior of the Buildings and (ii) the electronic billboard located in the Project ("Tenant's Signage"). Tenant's Signage shall not include any Objectionable Name (as defined below).

23.2.1    Tenant's Signage Specifications and Permits. Tenant's Signage shall set forth Tenant's name and logo as set forth on Exhibit H, attached hereto (or such other logo or sign as subsequently approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed), in the general locations determined by Tenant, reasonably approved by Landlord, and consistent with Applicable Laws. The graphics, materials, color, lighting, size, illumination, and exact location of Tenant's Signage shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, without limiting other reasons for which Landlord may reasonably withhold its approval, it shall be deemed reasonable for Landlord to withhold its approval of Tenant's Signage if the same unreasonably interferes with the Buildings' exterior window cleaning systems or does not comply with Applicable Laws or permits applicable to Tenant's Signage. For purposes of this Section 23.2, the reference to "name" shall mean name and/or logo, as the same may change from time to time. In addition, Tenant's Signage shall be subject to Tenant's receipt and maintenance of all required governmental permits and approvals and shall be subject to all Applicable Laws and to any covenants, conditions and restrictions affecting the Project. Landlord shall use commercially reasonable efforts to assist Tenant in obtaining all necessary governmental permits and approvals for Tenant's Signage. Tenant hereby acknowledges that, notwithstanding Landlord's approval of Tenant's Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining or maintaining all necessary governmental approvals and permits for Tenant's Signage. In the event Tenant does not receive the necessary governmental approvals and permits for Tenant's Signage initially or any such approvals or permits are subsequently revoked, expire or are invalidated for any reason, Tenant may continue to pursue the necessary governmental approvals and permits for Tenant's Signage and Tenant's and Landlord's rights and obligations under the remaining TCCs of this Lease shall be unaffected.
23.2.2    Termination of Right to Tenant's Signage. In no event shall Tenant have any right to Tenant's Signage upon the occurrence of a default by Tenant under this Lease beyond any applicable notice and cure period set forth in this Lease.
23.2.3    Cost and Maintenance. The costs of the actual signs comprising Tenant's Signage and the installation, design, construction, and any and all other costs associated with Tenant's Signage, including, without limitation, utility charges and hook-up fees, permits, and maintenance and repairs, shall be the sole responsibility of Tenant. Should Tenant's Signage require repairs and/or maintenance, as determined in Landlord's reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord, at Tenant's sole cost and expense; provided, however, if such repairs and/or maintenance are reasonably expected to require longer than thirty (30) days to perform, Tenant shall commence such repairs and/or maintenance within such thirty (30) day period and shall diligently prosecute such repairs and maintenance to completion. Should Tenant fail to perform such repairs and/or maintenance within the periods described in the immediately preceding sentence, Landlord shall, upon the delivery of an additional ten (10) business days' prior written notice, have the right to cause such work to be performed and to charge Tenant as additional rent for the cost (including a percentage of the cost thereof sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such repairs and/or maintenance) of such work. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant's sole cost and expense, cause Tenant's Signage to be removed and shall cause the areas in which such Tenant's Signage was located to be restored to the condition existing immediately prior to the placement of such Tenant's Signage except for ordinary wear and tear. If Tenant fails to timely remove such Tenant's Signage or to restore the areas in which such Tenant's Signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all costs incurred by Landlord in so performing (including a percentage of the cost thereof sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such repairs and/or maintenance) shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant's receipt of an invoice therefor. The TCCs of this Section 23.2.3 shall survive the expiration or earlier termination of this Lease.
23.3    Objectionable Name or Logo. To the extent Tenant desires to change the name and/or logo, any new name and/or logo shall not have a name which relates to an entity which is of a character or reputation, or which would otherwise reasonably offend a landlord of a Comparable Building (an "Objectionable Name"). The parties hereby agree that the name "SiTime Corporation" or any reasonable derivation thereof or the logo for SiTime Corporation, shall not be deemed an Objectionable Name. Furthermore, Landlord hereby acknowledges and agrees that this Section 23.3 shall not prohibit Tenant's use of the electronic billboard sign for Tenant marketing materials, news updates related to Tenant, Tenant special events, and messages related to Tenant which comply with Applicable Laws and the then existing codes and permits applicable to such sign.
ARTICLE 24

COMPLIANCE WITH LAW
24.1    Tenant Responsibilities. Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated, including, without limitation, any such governmental regulations related to disabled access and all Hazardous Materials Laws (collectively, "Applicable Laws"). At its sole cost and expense, Tenant shall promptly comply with all Applicable Laws (including the making of any alterations to the Premises required by Applicable Laws) which relate to (i) Tenant's use of the Premises, (ii) the Alterations or the Tenant Improvements in the Premises, and/or (iii) the Tenant Maintenance Responsibilities, and provided further that, in each instance, Tenant's failure to comply therewith would adversely affect any certificate of occupancy (or legal equivalent) for the Project, or would unreasonably and materially affect the safety of Tenant's employees or create a significant health hazard for Tenant's employees, or is required to be remedied by a governmental authority. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.
24.2    Landlord Responsibilities. Landlord shall comply with all Applicable Laws relating to the Building Structure and Landlord Maintenance Responsibilities, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord's failure to comply therewith would adversely affect any certificate of occupancy (or legal equivalent) for the Project, or would unreasonably and materially affect the safety of Tenant's employees or create a significant health hazard for Tenant's employees, or is required to be remedied by a governmental authority. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24.
24.3    Certified Access Specialist. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (i) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp designated by Landlord, subject to Landlord's reasonable rules and requirements; and (ii) Tenant's and Landlord's respective obligations for making any improvements or repairs to correct violations of construction-related accessibility standards shall be as set forth in Sections 24.1 and 24.2 above; and (iii) if anything done by or for Tenant in its use or occupancy of the Premises shall require any improvements or repairs to the Buildings or Project (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such improvements or repairs.

ARTICLE 25

LATE CHARGES
If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee when due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any attorneys' fees incurred by Landlord by reason of Tenant's failure to pay Rent and/or other charges when due hereunder; provided, however, with regard to the first two (2) such failures in any twelve (12) month period, Landlord will waive such late charges to the extent Tenant cures such failure within five (5) business days following Tenant's receipt of written notice from Landlord that the same was not received when due. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after Tenant's receipt of written notice from Landlord that the same was not received when due shall bear interest from the date when due until paid at the "Interest Rate." For purposes of this Lease, the "Interest Rate" shall be an annual rate equal to the lesser of (i) the annual "Bank Prime Loan" rate cited in the Federal Reserve Statistical Release Publication H.15(519), published weekly (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published), plus two (2) percentage points, and (ii) the highest rate permitted by Applicable Laws.
ARTICLE 26

LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT
All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent. If Tenant shall fail to perform any of its obligations under this Lease, beyond any applicable notice and cure periods, Landlord may, but shall not be obligated to, after reasonable prior notice to Tenant, make any such payment or perform any such act on Tenant's part without waiving its right based upon any default of Tenant and without releasing Tenant from any obligations hereunder. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within thirty (30) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of this Article 26; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant's obligations under this Article 26 shall survive the expiration or sooner termination of the Lease Term.
ARTICLE 27

ENTRY BY LANDLORD
Landlord reserves the right at all reasonable times and upon at least forty-eight (48) hours' prior notice (except in the case of an emergency, in which case no prior notice is required) to the Tenant to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees, to the ground or underlying lessors, or to prospective tenants during the last twelve (12) months of the Lease Term; (iii) post notices of non-responsibility; or (iv) alter, improve or repair the Premises or the Buildings if necessary to comply with current building codes or other Applicable Laws, or for structural alterations, repairs or improvements to the Buildings, to the extent Landlord is required or permitted to do so under the terms hereof. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform to the extent permitted under the terms hereof. Any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. In exercising its rights under this Article 27, Landlord shall: (i) provide Tenant with an opportunity to provide Landlord’s representative(s) with an escort, (ii) use commercially reasonable efforts not to unreasonably disturb Tenant’s use of the Premises, and (iii) comply with Tenant’s reasonable security and safety rules and regulations, subject to Applicable Laws. Notwithstanding anything to the contrary set forth in this Lease, Tenant may designate certain limited areas of the Premises as "Secured Areas" should Tenant require such areas for the purpose of securing certain valuable property, experiments, sensitive research equipment or confidential information or to protect against interference with experiments. In connection with the foregoing, Landlord shall not enter such Secured Areas except in the event of an emergency or, upon 5 business days' notice, provided, that Landlord shall only enter such Secured Area to perform maintenance and repairs to the extent (i) such repair or maintenance is required to be maintained by Landlord under this Lease, (ii) as required by Applicable Laws, or (iii) in response to specific requests by Tenant and in accordance with a schedule reasonably designated by Tenant, subject to Landlord's reasonable approval.
ARTICLE 28

TENANT PARKING
28.1    In General. Commencing on the Lease Commencement Date, Tenant shall have the exclusive right to use the parking facilities, except that Landlord may utilize a limited portion of parking spaces as reasonably necessary to perform Landlord's Maintenance Obligations. Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the use of the parking facilities by Tenant. As may be required by Applicable Law, the New Underlying Documents, or if the Generator Area is located in the Project parking facilities, Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facilities upon at least thirty (30) days' prior written notice to Tenant, provided that (a) Landlord shall coordinate any such changes with Tenant, (b) Tenant shall have the right to reasonably approve any such changes to the parking facilities, and (c) any such changes shall (i) cause no net reduction in the number of parking spaces available for use by Tenant, (ii) cause Tenant's parking spaces to be similarly convenient in terms of location, quality and safety.
28.2    Electrical Vehicle Charging Stations. Landlord shall deliver the Premises to Tenant on the Lease Commencement Date with the seven (7) parking stalls served by electrical vehicle charging stations which are located in the portion of the Project parking facilities designated for use by tenants of the Buildings in good working order and condition. Tenant shall maintain the electrical vehicle charging stations during the Lease Term and shall have the exclusive right to use the same during the Lease Term (at no separate cost to Tenant from Landlord, but there may be a charge to the individual users of the charging stations). Upon Landlord's written approval, Tenant may install additional electric vehicle charging stations in the facilities of the Project during the Lease Term, at Tenant's sole cost and expense, subject to the terms of Article 8.
ARTICLE 29

MISCELLANEOUS PROVISIONS
29.1    Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.
29.2    No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease.

29.3    Modification of Lease. Should any current or prospective mortgagee for the Buildings or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees to execute any commercially reasonable documents are reasonably required therefor and to deliver the same to Landlord within thirty (30) days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within thirty (30) days following the request therefor. In the event Tenant is required to execute any documents pursuant to this Section 29.3, Landlord shall reimburse Tenant for its out-of-pocket legal costs in connection with the negotiation thereof; provided, however, such legal costs shall not exceed Ten Thousand Dollars ($10,000) in the aggregate for each request in the ordinary course of business. For purposes hereof, in the "ordinary course of business" shall include, without limitation, the review of no more than three (3) rounds of comments to the applicable documentation.
29.4    Transfer of Landlord's Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Buildings and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any security deposit, and Tenant shall attorn to such transferee. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.
29.5    Prohibition Against Recording or Publication. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded or otherwise published by Tenant or by anyone acting through, under or on behalf of Tenant.
29.6    Landlord's Title. Landlord's title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.
29.7    Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.
29.8    Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.
29.9    Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.
29.10    No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto. Tenant agrees that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the physical condition of the Buildings, the Project, the land upon which the Buildings or the Project are located, or the Premises, or the expenses of operation of the Premises, the Buildings or the Project, or any other matter or thing affecting or related to the Premises, except as herein expressly set forth in the provisions of this Lease.
29.11    Limitation on Liability. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Buildings and the proceeds therefrom. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Tenant's employees, partners, beneficiaries, officers, directors, trustees, shareholders, members, managers, or agents shall not have any personal liability hereunder, and Landlord hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through, or under Landlord. The limitations of liability contained in this Section 29.11 shall inure to the benefit of Landlord's, Tenant's and the Landlord Parties' present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord's obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring. Neither Landlord nor Tenant shall have any liability to the other for any consequential, indirect, special or punitive damages, except for those consequential damages set forth in Article 16. In the event Tenant obtains a final non-appealable judgment against Landlord, but is unable to collect after reasonable collection efforts because Landlord has no equity in the Building, or is otherwise judgment-proof, Tenant, at its option, may offset the judgment against its rental obligations hereunder or, if at the end of the Lease Term, extend the Lease.
29.12    Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties' entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto (including, without limitation, any confidentiality agreement, letter of intent, or request for proposal, or similar agreement previously entered into between Landlord and Tenant in anticipation of this Lease) or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.
29.13    Intentionally Omitted.
29.14    Force Majeure. Notwithstanding anything to the contrary contained in this Lease (but subject to the remaining TCCs of this Section 29.14), any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, governmental laws, regulations or restrictions, civil commotions, Casualty, actual or threatened public health emergency (including, without limitation, epidemic, pandemic, famine, disease, plague, quarantine, and other significant public health risk), governmental edicts, actions, declarations or quarantines by a governmental entity or health organization (including, without limitation, any shelter-in-place orders, stay at home orders or any restrictions on travel related thereto that preclude Tenant, its agents, contractors or its employees from accessing the Premises, national or regional emergency), breaches in cybersecurity, and other causes beyond the reasonable control of the party obligated to perform, regardless of whether such other causes are (i) foreseeable or unforeseeable or (ii) related to the specifically enumerated events in this paragraph (collectively, a "Force Majeure"), shall excuse the performance of such party for a period of time equal to any such prevention, delay or stoppage. If this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure. Notwithstanding the foregoing or anything to the contrary contained in this Lease, in no event shall Force Majeure: (a) excuse Tenant's obligations to pay Rent and other charges due pursuant to this Lease, or (b) entitle either party to terminate this Lease, except as allowed pursuant to Articles 11 and 13 of this Lease, or (c) excuse Tenant's obligations under Articles 5 and 24 of this Lease, or (d) intentionally deleted, or (e) excuse Tenant from paying for utilities whether to Landlord or a utility provider, or (f) extend the occurrence of the Lease Commencement Date. Without limiting the generality of the foregoing, Tenant agrees and acknowledges that (1) events of Force Majeure may limit, interfere with, or prevent Tenant for using the Premises, and from entering the Premises, (2) such potential interference, limitation, and prevention is foreseeable, and (3) no such limitations, interference or prevention shall constitute frustration of purpose, impossibility of performance, or impracticality of performance with respect to this Lease. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1511 of the California Civil Code, and hereby agrees that this Section 29.14 is an express provision to the contrary. Tenant's agreement to the TCCs of this Section 29.14 is material consideration for Landlord's agreement to enter into this Lease.

29.15    Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.
29.16    Notices. All notices, demands, statements or communications (collectively, "Notices") given or required to be given by either party to the other hereunder shall be in writing, shall be (A) delivered by a nationally recognized overnight courier, or (B) delivered personally. Any such Notice shall be delivered (i) to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 11 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date of receipted delivery, of refusal to accept delivery, or when delivery is first attempted but cannot be made due to a change of address for which no Notice was given. If Tenant is notified of the identity and address of Landlord's mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant's exercising any remedy available to Tenant. The party delivering Notice shall use commercially reasonable efforts to provide a courtesy copy of each such Notice to the receiving party via electronic mail. Any written notice delivered by either party's legal counsel delivered in accordance with this Section 29.16 shall constitute and be deemed effective notice hereunder.
29.17    Authority. If Tenant is a corporation, trust or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. Landlord hereby represents and warrants to Tenant that the individual signing this Lease on Landlord's behalf has been duly authorized to do so, this Lease has been duly executed and delivered by Landlord, and Landlord has full power and authority to enter into this Lease and perform the obligations described herein
29.18    Attorneys' Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.
29.19    Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.
29.20    Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord shall pay the Brokers pursuant to the terms of separate commission agreements. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.
29.21    Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.
29.22    Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.
29.23    Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant's financial, legal, and space planning consultants and as required by Applicable Laws (including, without limitation, submission of 8-K filings, 10-Q filings, and 10-K filings).
29.24    Buildings Renovations. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Buildings, or any part thereof and that no representations respecting the condition of the Premises or the Buildings have been made by Landlord to Tenant except as specifically set forth herein or in the Work Letter.
29.25    No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, arising from Tenant's breach of this warranty and representation.
29.26    Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the "Lines") at the Project in or serving the Premises, provided that (i) the Lines (including riser cables) shall be (x) appropriately insulated to prevent excessive electromagnetic fields or radiation, (y) surrounded by a protective conduit reasonably acceptable to Landlord, and (z) identified in accordance with the Identification Requirements, as that term is set forth hereinbelow, (ii) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, and (iii) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant's name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4') outside the Premises (specifically including, but not limited to, the electrical room risers), and (B) at the Lines' termination point(s) (collectively, the "Identification Requirements"). Upon the expiration of the Lease Term, or immediately following any earlier termination of this Lease, Tenant shall, at Tenant's sole cost and expense, remove all Lines installed by Tenant, and repair any damage caused by such removal. In the event that Tenant fails to complete such removal and/or fails to repair any damage caused by the removal of any Lines, Landlord may do so and may charge the cost thereof to Tenant. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time (1) are in violation of any Applicable Laws, or (2) otherwise represent a dangerous or potentially dangerous condition.
29.27    Hazardous Materials. Landlord and Tenant hereby acknowledge and agree that the terms of Exhibit G attached hereto are incorporated into this Lease by this reference.
29.28    Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.
29.29    Project or Buildings Name and Signage. Landlord shall have the right at any time to change the name of the Project or Buildings, as Landlord may, in Landlord's sole discretion, desire, upon at least thirty (30) days' prior written notice to Tenant.

29.30    Transportation Management. Tenant shall comply with all present or future mandatory programs intended to manage parking, transportation or traffic in and around the Buildings, and in connection therewith, Tenant shall take reasonable action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.
29.31    Rooftop Rights. In accordance with, and subject to, (A) intentionally deleted, (B) intentionally deleted, and (C) the TCCs set forth in Article 8 of this Lease and this Section 29.31, Tenant shall have the exclusive right to install, repair, maintain and use, at Tenant's sole cost and expense, but without the payment of any Base Rent or similar fee or charge, certain antennae, satellites, supplemental HVAC, and other rooftop equipment serving the Premises on the roof of the Building (the "Rooftop Equipment"). Tenant may add Rooftop Equipment, whether similar or dissimilar to that described in the preceding sentence and whether in substitution for or in addition to that described in the preceding sentence, subject to obtaining Landlord's prior written consent, and subject to availability and compliance with the TCCs of this Section 29.31. Any such additional or replacement Rooftop Equipment shall be of a reasonable size and weight and shall not require the installation of bracing or other structural support or adversely affect Landlord's roof warranties. Tenant shall be solely responsible for any and all costs incurred or arising in connection with the Rooftop Equipment, including but not limited to costs of electricity and insurance related to the Rooftop Equipment. Landlord makes no representations or warranties whatsoever with respect to the fitness or suitability of the roofs of the Buildings for the installation, maintenance and operation of the Rooftop Equipment, including, without limitation, with respect to the quality and clarity of any receptions and transmissions to or from the Rooftop Equipment and the presence of any interference with such signals whether emanating from the Buildings or otherwise. The physical appearance and the size of the Rooftop Equipment shall be subject to Landlord's reasonable approval, the location of any such Rooftop Equipment shall be mutually approved by Landlord and Tenant and Landlord may require Tenant to install screening around such Rooftop Equipment, at Tenant's sole cost and expense, as reasonably designated by Landlord. Tenant shall service, maintain and repair such Rooftop Equipment, at Tenant's sole cost and expense. In the event Tenant elects to exercise its right to install the Rooftop Equipment, then Tenant shall give Landlord prior notice thereof. Tenant shall reimburse to Landlord the actual out-of-pocket costs reasonably incurred by Landlord in approving such Rooftop Equipment. Prior to the expiration or earlier termination of this Lease, Tenant shall remove and restore the affected portion of the rooftops, the Buildings and the Premises to the condition the rooftops, the Buildings and the Premises would have been in had no such Rooftop Equipment been installed (reasonable wear and tear and damage from Casualty and condemnation that is not Tenant's obligation to repair pursuant to Article 11, above excepted). Such Rooftop Equipment shall be installed pursuant to plans and specifications approved by Landlord (specifically including, without limitation, all mounting and waterproofing details), which approval will not be unreasonably withheld, conditioned or delayed; provided, however, that Landlord may withhold such consent in its sole and absolute discretion if the weight of the Rooftop Equipment would require the installation of bracing or other structural support or would adversely affect Landlord's roof warranties. Notwithstanding any such review or approval by Landlord, Tenant shall remain solely liable for any damage arising in connection with Tenant's installation, use, maintenance and/or repair of such Rooftop Equipment, including, without limitation, any damage to a portion of the roofs or roof membrane and any penetrations to the roofs. Landlord and Tenant hereby acknowledge and agree that Landlord shall have no liability in connection with Tenant's use, maintenance and/or repair of such Rooftop Equipment. Such Rooftop Equipment shall, in all instances, comply with all Applicable Laws. Tenant shall not be entitled to license its Rooftop Equipment to any third party, nor shall Tenant be permitted to receive any revenues, fees or any other consideration for the use of such Rooftop Equipment by a third party; provided, however, that Tenant shall have the right to permit its assignees and subtenants to use Rooftop Equipment in connection with their use of the Premises (or a portion thereof).
29.32    Energy Performance Disclosure Information.  Tenant hereby acknowledges that Landlord may be required to disclose certain information concerning the energy performance of the Buildings pursuant to Applicable Laws (collectively the "Energy Disclosure Requirements").  Tenant further acknowledges that pursuant to the Energy Disclosure Requirements, Landlord may be required in the future to disclose information concerning Tenant's energy usage to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Buildings (the "Tenant Energy Use Disclosure").  Tenant hereby (A) consents to all such Tenant Energy Use Disclosures, and (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure.

29.33    Utility Billing Information. If required by Applicable Laws, Tenant shall promptly, but in no event more than five (5) business days following Landlord's request therefor, provide Landlord with a copy of each invoice from the applicable utility provider.
[Signatures commence on the following page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed as of the Effective Date.

"LANDLORD":
3250 JAY STREET OWNER LLC,
a Delaware limited liability company
By:    3250 Jay Street Associates, LLC,
    a Delaware limited liability company,
    its Member

    By:    MARITIME MANAGEMENT, LLC,
         a Delaware limited liability company, its Manager

        By: /s/ Joshua J. Dapice
        Name: Joshua J. Dapice
         Its: Authorized Signatory

[TENANT SIGNATURE PAGE TO LEASE]

"TENANT":
SITIME CORPORATION,
a Delaware corporation
By: /s/ Samsheer Ahamad
Name: Samsheer Ahamad
Its: SVP, Finance & Chief Accounting Officer

EXHIBIT A
OUTLINE OF PREMISES

EXHIBIT B
WORK LETTER
This Work Letter shall set forth the terms and conditions relating to the construction of the Tenant Improvements (as defined below). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lease.
SECTION 1

TENANT IMPROVEMENTS; TIME DEADLINES
1.1    Tenant Improvements. Landlord shall retain McLarney Construction or a general contractor reasonably selected by Landlord (the "Contractor") and cause the installation and/or construction of certain permanently affixed improvements in the Premises as identified on the "Approved Working Drawings," as defined below (the "Tenant Improvements"), consistent with the space plan attached hereto as Schedule 1. Landlord shall cause the Tenant Improvements to be constructed in accordance with the Approved Working Drawings (hereinafter defined), in a good and workmanlike manner and in compliance with Applicable Laws to the extent required to obtain a certificate of occupancy, temporary certificate of occupancy, or legal equivalent for the Premises and permits for construction of the Tenant improvements.
1.2    Time Deadlines. In order to timely complete construction of the Tenant Improvements, Landlord requires that Tenant comply with certain time deadlines in connection with the design and construction of the Tenant Improvements. The applicable dates (each, a "Time Deadline Date") for approval of items, plans and drawings, as described in this Section 1.2, and Sections 2 and 3, below, and in this Tenant Work Letter are set forth and further elaborated upon in Schedule 2 (individually, a "Time Deadline" and, collectively, the "Time Deadlines"), attached hereto. Tenant and Landlord shall use their respective commercially reasonable, good faith efforts and due diligence to cooperate with each other to complete all phases of the construction of the Tenant Improvements in a timely manner. Tenant shall meet, and shall cause Tenant's Agents (as defined below) to meet, with Landlord on a scheduled basis to be reasonably determined by Landlord and Tenant. Time is of the essence with respect to the performance by Tenant and Landlord of every provision of this Tenant Work

Letter. Each Time Deadline Date shall occur as provided in this Tenant Work Letter, provided that each Time Deadline Date shall be extended by the number of days of delay to the extent (a) caused by a Landlord Delay (as that term is defined below), where such Landlord Delay delays the applicable Time Deadline to and (b) Force Majeure Delay. Furthermore, if the Substantial Completion of the Tenant Improvements has not occurred by [***], other than as a result of Tenant Delays, then the Lease Commencement Date shall be extended on a day for day basis for each day of Landlord Delay and Force Majeure Delay (not to exceed one hundred twenty (120) total days of Force Majeure Delay).
1.2.1    Landlord Delay. Notwithstanding the foregoing, no Landlord Delay shall be deemed to have occurred unless and until Tenant has provided written notice to Landlord specifying the action or inaction that Tenant contends constitutes a Landlord Delay. If such action or inaction has not been cured within one (1) business day after receipt of such notice, then a Landlord Delay, as set forth in such notice, shall be deemed to have occurred commencing as of the date such notice is received. "Landlord Delay" shall mean actual delays to the extent resulting from (i) Landlord's failure to timely approve any matter that expressly requires Landlord's approval under this Tenant Work Letter, (ii) Landlord's failure to perform its obligations under this Tenant Work Letter or the Lease, including any disapproval of Construction Drawings that is not permitted under this Tenant Work Letter; or (iii) any act or omission of Landlord or its agents, contractors, employees, consultants, or the architect of record, which interferes with or delays the progress of the Tenant Improvements or Tenant's ability to provide any required approvals or decisions under this Tenant Work Letter.
1.2.2    Force Majeure Delay; Permit Delay. "Force Majeure Delay" shall mean only an actual delay in completion of the Tenant Improvements resulting from (1) industry-wide strikes, fire, wind, rain (but only in excess of the reasonably predictable five (5) year average (in terms of days of rain or inches of rain) for Santa Clara, California), damage or destruction to the Project or Tenant Improvements, explosion, Casualty, flood, hurricane, tornado, the elements, acts of God or the public enemy, sabotage, war, invasion, insurrection, rebellion, civil unrest, riots, earthquakes, (2)  an actual, industry-wide delay affecting all similar works of construction in the vicinity of the Building, including by reason of regulation or order of any governmental agency, and (3) Permit Delay. "Permit Delay" means actual delays in constructing the Tenant Improvements to the extent resulting from a complete cessation of the issuance of permits by applicable governmental authorities.
1.2.3    Construction Schedule. Attached hereto as Schedule 3 to Exhibit B is a construction schedule for the Tenant Improvements (the "Construction Schedule"). Landlord shall update and revise the Construction Schedule during the course of construction of the Tenant Improvements. Landlord will provide Tenant, with such updates and revisions, no less frequently than monthly, or earlier, if requested by Tenant (but not more frequently than once every two (2) weeks) to show the percentage completion of each item, and identify new line items and deleted line items. The Construction Schedule is based upon the critical path method detailing critical and non-critical activities, dependencies and float.
SECTION 2

TENANT IMPROVEMENTS; CHANGE ORDERS
2.1    TI Conceptual Design Drawings. Within the time period set forth on Schedule 2, Tenant shall retain Studio G as an architect, or another architect reasonably selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed (the "Architect") to prepare the plans and specifications for the Tenant Improvements, which shall include the TI Conceptual Design Drawings (hereinafter defined) the TI Schematic Design Drawings (hereinafter defined), and the TI Design Development Drawings (hereinafter defined) (to the extent then prepared, collectively, the "Construction Drawings"). Within the time periods set forth in Schedule 2, Tenant shall cause the Architect to prepare and Tenant shall provide Landlord with a conceptual design package for the Tenant Improvements (the "TI Conceptual Design Drawings"). The TI Conceptual Design Drawings shall reflect the general layout, space utilization, and high-level design intent for the Premises, including preliminary location of major partitions, collaboration areas, private offices, major equipment zones, and any other elements that may materially affect Building Systems or Building Structure, which shall be a natural and logical extension of the Space Plan attached hereto as Schedule 1. The TI Conceptual Design Drawings are intended for general planning and coordination purposes only and are not required to contain detailed engineering or construction-level information. Landlord shall review the TI Conceptual Design Drawings, within ten (10) business days after receipt shall provide its approval or reasonably detailed written disapproval, which shall not be unreasonably withheld, conditioned or delayed. Landlord’s failure to respond within such ten (10) business day period (and following expiration of an additional five (5) business day notice and cure period) shall be deemed Landlord’s approval of the TI Conceptual Design Drawings. Once approved (or deemed approved), the TI Conceptual Design Drawings shall serve as the basis for the TI Schematic Design Drawings described in Section 2.2.
2.2    TI Schematic Design Drawings and TI Design Development Drawings. Within the time periods set forth in Schedule 2, Tenant shall complete its one hundred percent (100%) complete set of industry standard schematic design drawings for the Tenant Improvements, which shall be a natural and logical extension of the TI Conceptual Design Drawings (the "TI Schematic Design Drawings") and shall submit the same to Landlord for Landlord's approval, which approval shall not be unreasonably withheld, conditioned or delayed, provided that the TI Schematic Design Drawings are a natural and logical extension of the TI Conceptual Design Drawings. The TI Schematic Design Drawings shall include a complete listing of standard and non-standard equipment and specifications, including, without limitation, to the extent applicable B.T.U. calculations, electrical requirements and special electrical receptacle requirements. Following Landlord's approval (or deemed approval) of the TI Schematic Design Drawings, and subject to the time periods set forth in Schedule 2, Tenant shall complete the one hundred percent (100%) complete set of design development drawings for the Tenant Improvements based upon the Construction Drawings then previously approved by Landlord (the "TI Design Development Drawings") and shall submit the same to Landlord for Tenant's approval, which approval shall not be unreasonably withheld, conditioned or delayed. The TI Schematic Design Drawings and the TI Design Development Drawings are collectively, the "TI Design Drawings". Landlord shall advise Tenant within ten (10) business days after Landlord's receipt of any TI Design Development Drawings or any revisions thereto if the same are approved or disapproved. Landlord’s failure to disapprove the TI Design Development Drawings or any revisions thereto by written notice to Tenant (which notice shall specify in detail the reasonable reasons for Landlord’s disapproval) within said ten (10) business day period (and following expiration of an additional five (5) business day notice and cure period) shall be deemed to constitute Landlord’s approval of the TI Design Development Drawings or revisions thereto.
2.3    TI Construction Drawings. Tenant shall retain the Architect and various consultants and engineers (the "Consultants") to prepare the Construction Drawings in accordance with the requirements of this Tenant Work Letter (collectively, "Tenant's Agents"). Tenant's Agents must be reasonably approved in advance in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall be responsible for timely paying all fees due and owing to Tenant's Agents, provided that Tenant may, subject to any limitations set forth in Section 3.1 below, submit such fees to Landlord for reimbursement from the Tenant Improvement Allowance to the extent funds are available following Substantial Completion (as defined below) of the Tenant Improvements. Promptly after the Substantial Completion of the Tenant Improvements, Tenant shall have prepared and delivered to Landlord via e-mail or other electronic delivery method reasonably approved by such other party a copy in both .pdf and CAD format of the "record set" plans and specifications (including all working drawings) for the Tenant Improvements.
2.4    Approved Working Drawings; Permits. The Construction Drawings as approved by Landlord and Tenant shall be referred to herein as the "Approved Working Drawings". Landlord shall promptly submit the Approved Working Drawings to the appropriate municipal authorities for plan check and diligently pursue approval thereof in order to allow building permits and approvals for the Tenant Improvements (the "Permits") to be obtained. Tenant shall use commercially reasonable efforts to cooperate with Landlord and the architect, and engineers to complete all phases of the Construction Drawings and obtain all necessary Permits in accordance with the time periods and schedule set forth on Schedule 2. Landlord’s approval is not required for changes to the Approved Working Drawings required to comply with Applicable Laws or non-material field substitutions.
2.5    Tenant Change Orders. In the event Tenant desires to make a change to the Approved Working Drawings (a "Tenant Improvement Change"), Tenant shall deliver notice (the "Drawing Change Notice") of the same to Landlord, setting forth in detail the Tenant Improvement Change that Tenant desires to make to the Approved Working Drawings. Landlord shall approve or disapprove the Tenant Improvement Change within five (5) business days of receipt of a Drawing Change Notice (unless additional time is reasonably required due to the nature of the Tenant Improvement Change, in which event Landlord shall inform Tenant, within such five (5)-business day period, of the need for additional time, and Landlord shall thereafter advise Tenant within ten (10) business days after Landlord's receipt of any Drawing Change Notice if the Tenant Improvement Change is approved or reasonably disapproved). If the Tenant Improvement Change is disapproved, the notice of disapproval shall describe with reasonable specificity the basis for such disapproval and the changes that would be necessary to resolve Landlord’s objections. Furthermore, if the Tenant Improvement Change is disapproved and Tenant still wants to proceed with the Tenant Improvement Change, then Tenant shall, within five (5) business days of Tenant's receipt of Landlord's notice thereof, revise and resubmit the Drawing Change Notice to Landlord (unless additional time is reasonably required due to the nature of the revisions, in which event Tenant shall inform Landlord, within such five (5)-business day period, of the need for additional time, and Tenant shall thereafter revise and resubmit the Tenant Improvement Change to Landlord within ten (10) business days after Tenant's receipt of Landlord's notice thereof). The foregoing process shall be repeated until the Tenant Improvement Change request has been approved by Landlord or withdrawn by Tenant. If Landlord approves of any Tenant Improvement Change, Landlord shall provide Tenant with the estimated total increased cost of constructing the Tenant Improvements resulting from such Tenant Improvement Change (including, but not limited to, construction costs, applicable permit costs and the additional Coordination Fee, as defined below, if any), the estimated total cost of the Tenant Improvements with such Tenant Improvement Change, and the estimated number of days of Tenant Delay (as defined in Section 6.2 below) resulting from such Tenant Improvement Change. Tenant shall notify Landlord within five (5) business days following receipt of the foregoing information from Landlord whether or not Tenant desires to implement the applicable Tenant Improvement Change. Except as expressly set forth herein, any Tenant Improvement Changes approved by Landlord pursuant to the terms hereof shall otherwise be treated as Tenant Improvements for purposes of the Lease and this Tenant Work Letter.
SECTION 3

COSTS OF CONSTRUCTING TENANT IMPROVEMENTS
3.1    Improvement Allowance. Notwithstanding anything to the contrary contained in the Lease or this Work Letter, the total costs and expenses incurred by Landlord in connection with the design and construction of the Tenant Improvements (inclusive of, but not limited to, engineering costs, general contractor costs, and the cost of all local and state filing fees, permits and approvals, if any, required to be obtained in order to perform and complete the Tenant Improvements) shall not exceed an aggregate amount equal to $16,049,750.00 (the "Improvement Allowance"). Any portion of the Improvement Allowance that is not utilized within eighteen (18) months after the Lease Commencement Date (the "Allowance Deadline") shall remain with Landlord and Tenant shall have no rights thereto. Following the final Cost Proposal Approval Date, Landlord shall determine the amount (the "Over-Allowance Amount") equal to the difference, if any, between the amount of the Final Costs and the amount of the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements). Tenant shall be responsible to make payments in connection with each disbursement (for this purpose, "disbursement" means the amount to be disbursed from the Tenant Improvement Allowance plus the amount to be paid by Tenant) under this Tenant Work Letter (the "Over-Allowance Payments"), in an amount equal to the percentage of such disbursement obtained by dividing the Over-Allowance Amount by the amount of the Final Costs and multiplying such quotient by the total amount of the disbursement request, which Over-Allowance Payments shall be paid by Tenant within thirty (30) days after Tenant's receipt of the invoice and reasonable backup documentation in connection therewith and such Over-Allowance Payment by Tenant shall be a condition to Landlord's obligation to pay any further amounts of the Tenant Improvement Allowance. Landlord shall not require Over-Allowance Payments to be made more than once per calendar month. In no event shall the percentage of total Tenant Improvement Allowance funds disbursed or the Over-Allowance Payments made by Tenant exceed the percentage of work completed as shown on the Contractor's payment application for which the disbursement is being made. In the event that the total costs relating to the construction of the Tenant Improvements shall exceed the estimated amount set forth in the Final Costs, the Over-Allowance Payments shall be recalculated to account for such excess. Tenant hereby acknowledges that Landlord shall be entitled to a fee (the "Coordination Fee") payable by Tenant in an amount equal to two and one-half percent (2.5%) of the total costs of the Tenant Improvements, in consideration for Landlord's coordination and supervision of the performance of the Tenant Improvements, which Coordination Fee may be deducted from the Improvement Allowance to the extent funds are available. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, in no event shall Landlord be obligated to pay for (A) any moving costs or expenses related to Tenant's move-in or occupancy of the Premises, and/or (B) any costs or expenses associated with the purchase, installation or maintenance of any furniture (including, but not limited to, the cost of any reception desks, credenzas or chairs, whether identified on the Approved Pricing Plan or not), fixtures, equipment, art, cabling, audio/visual equipment, telecommunications systems, access controls, security systems and equipment, and/or signage related to Tenant's occupancy of the Premises (collectively, "Tenant's FF&E"). If the total costs of the Tenant Improvements do not exceed the Improvement Allowance, any remaining funds upon completion of the Tenant Improvements in accordance with the Approved Working Drawings shall be the sole and separate property of Landlord and Tenant shall have no right or claim thereto. To the extent not already paid by Landlord, Tenant shall also be entitled to [***] (the "Space Planning Allowance") in the amount of [***] toward costs incurred for [***]. Tenant shall be solely responsible for all such excess costs which are over and above the Space Planning Allowance, in which Tenant shall pay Landlord for such excess within thirty (30) days after demand is made therefor by Landlord from time to time.
3.2    Allocation of Costs. Except as set forth in Section 3.1 above and this Section 3.2 below, Tenant shall be solely responsible for the costs of constructing the Tenant Improvements in excess of the Improvement Allowance. Tenant shall allocate a portion of the Tenant Improvement Allowance in an amount equal to One Million and 00/100 Dollars ($1,000,000.00) in connection with the improvements to new outdoor amenity area.
3.3    Cost Proposal. Promptly after the completion of the Approved Working Drawings, Landlord shall provide Tenant with a cost proposal, which cost proposal (the "Cost Proposal") shall include a detailed breakdown, by trade, of the total cost of Tenant Improvements (the "Final Costs"). Tenant shall deliver its written approval or disapproval of the Cost Proposal to Landlord within ten (10) business days of the receipt of the same. Upon Landlord's receipt of Tenant's approval and delivery Tenant's "notice to proceed" in connection therewith, if applicable (such date that Tenant approves and delivers "notice to proceed" to Landlord shall be referred to herein as the "Cost Proposal Approval Date"), Landlord shall be released by Tenant to purchase the items set forth in the approved Cost Proposal and to commence the construction of the Tenant Improvements. In the event the Cost Proposal aggregate amount (the "Cost Proposal Cost") exceeds the Tenant Improvement Allowance, Tenant shall have the one-time right to request value-engineering changes to the Cost Proposal by providing Landlord with written notice thereof within ten (10) business days following Tenant's receipt of the Cost Proposal from Landlord ("Value-Engineering Notice"). If Landlord receives a Value-Engineering Notice from Tenant, then Landlord shall reasonably cooperate with Tenant to allow Tenant to work with Landlord and the Contractor in order to value engineer the Tenant Improvements to minimize any Over-Allowance Amount; provided that any delay in the Substantial Completion of the Tenant Improvements resulting from Tenant's failure to approve the Cost Proposal and deliver the Cost Proposal to Landlord (including Tenant's "notice to proceed" in connection therewith), or complete such value engineering process, within thirty (30) days following Tenant's receipt of the original Cost Proposal from Landlord shall be deemed a Tenant Delay to the extent that it results in actual delay to the substantial completion of the Tenant Improvements. Landlord and Tenant acknowledge and agree that the Cost Proposal is not binding and may not include the entire cost to construct the Tenant Improvements; provided, however, that Landlord shall (i) use commercially reasonable efforts to enforce the terms of the Contract and to enforce any subsequent change order related to the Tenant Improvements and approved by the Contractor and (ii) notify Tenant promptly if the estimated Final Costs are expected to exceed the Cost Proposal.
3.4    Bidding Requirements. Except as otherwise expressly set forth below, Landlord shall require Contractor to obtain bids from at least three (3) qualified, experienced subcontractors per major trade, selected from a list approved by Landlord ("Landlord's Bidding Subcontractors") and Tenant may request that specific qualified subcontractors be included. If Tenant reasonably disapproves of any proposed subcontractor, Tenant shall notify Landlord in writing within five (5) business days of receiving the list. All subcontractor bids shall be submitted to Landlord, who shall prepare a reconciliation normalizing any inconsistencies to permit like-kind comparison. The lowest qualified bidder that commits to schedule requirements shall be selected. Tenant shall have access to all books, records, and supporting documentation related to the Tenant Improvements (collectively, "Records") during construction and for one (1) year following Substantial Completion. Tenant shall, within five (5) business days following delivery of (i) all qualified bids which Landlord intends to obtain for a particular trade (which shall at a minimum be three (3) bids), (ii) Landlord's bid reconciliation, (iii) Landlord's recommendations as to which bidders should be selected, notify Landlord of its selection; failure to do so shall be deemed a Tenant Delay.

SECTION 4

CONTRACTOR'S WARRANTIES AND GUARANTIES
Landlord hereby assigns to Tenant all warranties and guaranties by the Contractor relating to the Tenant Improvements, and Landlord shall execute any additional documents necessary to effectuate the same.
SECTION 5

TENANT'S AGENTS
Tenant hereby protects, defends, indemnifies and holds Landlord harmless for any loss, claims, damages or delays arising from the actions of any space planner, architect, vendor, contractor, subcontractor or consultant engaged by Tenant with respect to the Premises, if any.
SECTION 6

SUBSTANTIAL COMPLETION OF THE TENANT IMPROVEMENTS
6.1    Substantial Completion of the Tenant Improvements. For purposes of this Work Letter and the Lease, "Substantial Completion" of the Tenant Improvements shall occur upon the completion of construction of the Tenant Improvements in accordance with the Approved Working Drawings and issuance of a certificate of occupancy (or equivalent thereto), with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant. "Punch list" items are limited to minor and insubstantial defects in the Tenant Improvements that do not prohibit Tenant's occupancy or unreasonably interfere with Tenant's use of the Premises for the Permitted Use.
6.2    Delay of the Substantial Completion of the Tenant Improvements. Except as provided in this Section 6.2, the Lease Commencement Date shall occur as set forth in the Lease. If there shall be any actual delay(s) in the Substantial Completion of the Tenant Improvements as a direct, indirect, partial, or total result of any of the following (each, a "Tenant Delay"), then, notwithstanding anything to the contrary set forth in the Lease or this Work Letter and regardless of the actual date of the Substantial Completion of the Tenant Improvements, the Substantial Completion of the Tenant Improvements shall be deemed to be the date the Substantial Completion of the Tenant Improvements would have occurred if no such Tenant Delay(s) had occurred:
6.2.1    Tenant's failure to timely approve any matter requiring Tenant's approval;
6.2.2    A breach by Tenant of the terms of this Work Letter or the Lease;
6.2.3    Any Tenant Improvement Change (provided that Landlord notifies Tenant of the amount of resulting delay at the time such Tenant Improvement Change is approved);
6.2.4    Tenant's requirement for materials, components, finishes or improvements to the extent that the time period to receive such requested items exceeds the time period to receive the Landlord's Building standard version thereof and Tenant is notified of such extra time period at the time Tenant requests or requires such materials, components, finishes or improvements;
6.2.5    Any failure by Tenant to timely pay any amounts required to be paid by Tenant pursuant to the terms of this Work Letter; or
6.2.6    Tenant's construction of the Bridge or pulling of any construction permit relating to the Bridge.

Landlord shall promptly deliver to Tenant reasonably detailed, written notice of such purported Tenant Delay in order to invoke Tenant Delay.
SECTION 7

MISCELLANEOUS
7.1    Tenant's Entry into the Premises Prior to Substantial Completion. Notwithstanding anything to the contrary set forth in the Lease, provided that Tenant and its agents do not interfere with the construction of the Tenant Improvements, from and after the Effective Date, Tenant and Tenant's Agents shall have the right to access to the Premises for the purpose of preparing the Construction Drawings, installing Tenant's FF&E (including Tenant's data and telephone equipment) and personal property in the Premises and to perform any other work as may be required to prepare the Premises for Tenant's occupancy; provided that such early access shall not be provided until such time that Landlord has reasonably determined that the condition of the Premises is safe for entry by Tenant and its vendors and that Tenant's activities will not materially interfere with the construction of the Tenant Improvements. Tenant shall have no obligation to pay Base Rent or Additional Rent in connection with Tenant's early access to the Premises pursuant to this Section 7.1. Prior to Tenant's entry into the Premises as permitted by the terms of this Section 7.1, Tenant shall deliver to Landlord the policies or certificates evidencing Tenant's insurance as required under the terms of Section 10.3 of the Lease. Tenant's indemnity set forth in Section 10.1 of the Lease shall apply during any such period of early entry by Tenant.
7.2    Tenant's Representative. Tenant has designated Samsheer Ahamad ([***]; [***]) as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.
7.3    Landlord's Representative. Within five (5) days of the Effective Date, Landlord shall designate, by delivering written notice thereof to Tenant, a representative to act as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.
7.4    Tenant's Agents. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord's reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services at the Project.
7.5    Time is of the Essence. Time is of the essence under this Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, Landlord may elect, at its sole option and without limiting any other right or remedies of Landlord under the Lease, to either (i) deem such item automatically approved or delivered by Tenant at the end of the stated time period, after which any succeeding time period shall then commence, or (ii) treat such failure as a Tenant Delay.
7.6    Tenant's Default. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, if any default by Tenant under the Lease or this Work Letter shall occur (including, without limitation, any failure by Tenant to timely fund any costs which are Tenant's responsibility hereunder) and continue beyond all applicable notice and cure periods, then, in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord may, without any liability whatsoever, cause the cessation of construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the completion of the Tenant Improvements and any costs occasioned thereby) during the continuation of any such default.
7.7    Electronic Notice and Approvals. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, Landlord and Tenant may transmit or otherwise deliver any of the notices and/or approvals required under this Work Letter via electronic mail to Tenant's and Landlord's respective representatives identified in Sections 7.2 and 7.3 of this Work Letter. The foregoing shall not preclude either party from sending any notices or approvals by any of the other means identified under the "Notices" provision of the Lease.

SCHEDULE 1 TO EXHIBIT B
SPACE PLAN

SCHEDULE 2 TO EXHIBIT B
TIME DEADLINES

Dates	Actions to be Performed
3/27/2026	Tenant to have retained Architect
4/3/2026	TI Conceptual Design Drawings to be completed by Tenant and delivered to Landlord.
4/17/2026	TI Schematic Design Drawings to be completed by Tenant and delivered to Landlord.
5/15/2026	TI Design Development Drawings to be completed by Tenant and delivered to Landlord.
6/13/2026	Tenant to cause the Tenant Improvement Permits to be ready to issue to Contractor.
7/13/2026	Complete Cost Proposal Cost Submitted to Tenant
7/24/2026	Tenant Cost Proposal Approval Date

SCHEDULE 3 TO EXHIBIT B
CONSTRUCTION SCHEDULE

EXHIBIT C
NOTICE OF LEASE TERM DATES

EXHIBIT D
RULES AND REGULATIONS

EXHIBIT E
FORM OF TENANT'S ESTOPPEL CERTIFICATE

EXHIBIT F
EXTENSION OPTION(S)
1.    Option Right. Landlord hereby grants to Tenant two (2) options (each, an "Extension Option") to extend the Lease Term for the Option Terms. Upon the proper exercise of any Extension Option in accordance with the provisions of this Exhibit F, the Lease Term shall be extended for the Option Term(s).
2.    Option Rent. The Rent payable by Tenant during the Option Term (the "Option Rent") shall be equal to the Market Rent (as defined below), as determined on a net effective basis from an analysis of the Comparable Transactions (as defined below). The "Market Rent" shall be equal to the then-prevailing annual rent per rentable square foot, at which tenants, are, pursuant to transactions consummated within twelve (12) months prior to the commencement of the Option Term, leasing non-sublease, non-encumbered space comparable in location and quality to the Premises containing a rentable square footage comparable to that of the Premises for a term comparable to the Option Term, in an arm's-length transaction, which comparable space is located in the Project or in Comparable Buildings (transactions satisfying the foregoing criteria shall be known as the "Comparable Transactions"). In the interest of clarity, in no event shall Comparable Transactions or the Market Rent take into consideration the value of the Tenant Improvements. The terms of the Comparable Transactions shall take into consideration only the following terms and concessions: (i) the rental rate and escalations, (ii) the amount of parking rent per parking pass paid, if any, (iii) operating expense and tax protection granted, such as a base year or expense stop, but the base rent for each Comparable Transaction shall be adjusted to a triple net base rent using reasonable estimates of operating expenses and taxes as determined by Landlord for each such Comparable Transaction; (iv) rental abatement concessions, if any, being granted such tenants, (v) any Renewal Allowance (as defined below), to be provided by Landlord in connection with the Option Term as compared to the Tenant Improvements or allowances provided or to be provided in the Comparable Transactions, taking into account the contributory value of the existing improvements in the Premises, such value to be based upon the age, design, quality of finishes, and layout of the existing improvements, and (vi) all other monetary concessions, if any, being granted such tenants in connection with such Comparable Transactions. Notwithstanding any contrary provision hereof, in determining the Market Rent, no consideration shall be given to any period of rental abatement, if any, granted to tenants in Comparable Transactions in connection with the design, permitting and construction of improvements nor shall any consideration be given to the existing value of the improvements in the Premises (including, without limitation the Tenant Improvements).
2.1    Comparable Buildings. The term "Comparable Buildings" shall mean multi-tenant or single-tenant occupancy office and research and development buildings which are comparable to the Project in terms of age (based upon the date of completion of construction or major renovation), quality of construction, and size and are located in Santa Clara, California.
2.2    Adjustments to Market Rent. The Market Rent in Comparable Transactions, when compared to the Market Rent for the Premises, shall be adjusted for the following factors (to the extent such factors normally affect the rent received by the landlord of the Comparable Buildings) to reflect the existence or non-existence of such factors: (i) the stated size of the Premises based upon the standards of measurement to be utilized during the Option Term, as compared to the standards of measurement utilized during the Comparable Transactions; (ii) any changes in the Market Rent following the date of any particular Comparable Transaction up to the date of the commencement of the applicable Option Term; (iii) rights granted to Tenant for exterior signage and advertising, rooftop usage, and exclusive use of site improvements as compared to such rights, if any, granted to the tenants in Comparable Transactions; and (iv) the differences between the Buildings and the Comparable Buildings in terms of: exterior amenity areas; and amount and type of parking available.
2.4    Renewal Allowance. Notwithstanding anything to the contrary set forth in this Exhibit F, once the Market Rent for the Option Term is determined, if, in connection with such determination, it is deemed that Tenant is entitled to an improvement or comparable allowance for the improvement of the Premises, (the total dollar value of such allowance shall be referred to herein as the "Renewal Allowance"), Landlord shall pay the Renewal Allowance to Tenant pursuant to a commercially reasonable disbursement procedure determined by Landlord and the terms of Article 8 of this Lease, and the rental rate component of the Market Rent shall be increased to be a rental rate which takes into consideration that Tenant will receive payment of such Renewal Allowance and, accordingly, such payment with interest shall be factored into the base rent component of the Market Rent.

3.    Exercise of Extension Option. The Extension Option(s) shall be exercised by Tenant, if at all, only in the following manner. Tenant shall deliver written notice (the "Exercise Notice") to Landlord not more than eighteen (18) months nor less than twelve (12) months prior to the then-scheduled expiration of the Lease Term, stating that Tenant is irrevocably exercising the applicable Extension Option. Within thirty (30) days after delivery of such Exercise Notice, Landlord shall deliver to Tenant Landlord's calculation of the Option Rent ("Landlord Response Notice"). Tenant shall deliver written notice to Landlord within thirty (30) days after receipt of the Landlord Response Notice, stating that Tenant is (i) accepting Landlord's Option Rent Calculation, or (ii) rejecting Landlord's Option Rent Calculation and setting forth Tenant's calculation of the Option Rent (the "Tenant's Option Rent Calculation"). Within ten (10) business days of its receipt of the Tenant's Option Rent Calculation, Landlord may, at its option, accept or reject the Option Rent contained in the Tenant's Option Rent Calculation. If Landlord does not affirmatively reject the Option Rent specified in the Tenant's Option Rent Calculation in writing within such ten (10) business day period, Landlord shall be deemed to have rejected Tenant's Option Rent Calculation as the Option Rent for the Option Term. However, if Landlord affirmatively rejects, or is deemed to have rejected, Tenant's Option Rent Calculation in writing within such time period, then the Option Rent shall be determined in accordance with the procedures and terms set forth in Section 4 below.
4.    Determination of Market Rent. In the event Landlord validly rejects Tenant's Option Rent Calculation, then Landlord and Tenant shall attempt to agree upon the Option Rent using good-faith efforts; provided, however, if they fail to reach agreement upon the Option Rent on or before the date that is ninety (90) days prior to the then-scheduled expiration of the Lease Term (the "Outside Agreement Date"), then each party shall make a separate, binding, determination of the Option Rent (each, a "Submitted Option Rent"), within ten (10) business days following the Outside Agreement Date, and such Submitted Option Rents shall be submitted to arbitration as described below. The failure of Tenant or Landlord to submit a Submitted Option Rent within such ten (10) business day period shall conclusively be deemed to be such party's approval of the Submitted Option Rent submitted by the other party.
4.1    Neutral Arbitrator. Within fifteen (15) days after the Outside Agreement Date Landlord and Tenant shall agree upon and appoint one arbitrator who shall by profession be an MAI appraiser, real estate broker, or real estate lawyer (a "Neutral Arbitrator") who shall have been active over the five (5) year period ending on the date of such appointment in the appraising and/or leasing of Comparable Buildings, and (i) neither the Landlord or Tenant may, directly, or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance, (ii) the Neutral Arbitrator cannot be someone who has represented Landlord and/or Tenant during the five (5) year period prior to such appointment, and (iii) each party may require the Neutral Arbitrator to demonstrate to the reasonable satisfaction of the parties that the Neutral Arbitrator has no conflicts of interest with either Landlord or Tenant.
4.2    Arbitration Agreement. The Neutral Arbitrator shall be retained via an arbitration agreement (the "Arbitration Agreement") jointly prepared by Landlord's counsel and Tenant's counsel, which Arbitration Agreement shall set forth the following: (i) an agreement by the Neutral Arbitrator to undertake the arbitration and render a decision in accordance with the TCCs of this Lease, as modified by the Arbitration Agreement; (ii) rights for Landlord and Tenant to submit to the Neutral Arbitrator (with a copy to the other party), on or before the date that occurs fifteen (15) days following the appointment of the Neutral Arbitrator, an advocate statement (and any other information such party deems relevant) prepared by or on behalf of Landlord or Tenant, as the case may be, in support of Landlord's or Tenant's respective determination of Market Rent (the "Briefs"); (iii) rights for each party to provide the Neutral Arbitrator (with a copy to the other party), within five (5) days of submittal of Briefs with a written rebuttal to the other party's Brief (the "Rebuttals"); provided, however, such Rebuttals shall be limited to the facts and arguments raised in the other party's Brief and shall identify clearly which argument or fact of the other party's Brief is intended to be rebutted; (iv) the date, time and location of the arbitration, which shall be mutually and reasonably agreed upon by Landlord and Tenant, which date shall in any event be within forty-five (45) days following the appointment of the Neutral Arbitrator; (v) that no discovery or independent investigation shall take place in connection with the arbitration, other than to verify the factual information that is presented by Landlord or Tenant, and the Neutral Arbitrator shall be permitted to visit the Project and the buildings containing the Comparable Transactions; and (vi) rights for each party to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours and up to two (2) additional hours to present additional arguments and/or to rebut the arguments of the other party.
4.3    Neutral Arbitrator Ruling. Not later than ten (10) days after the date of the arbitration, the Neutral Arbitrator shall render a decision (the "Ruling") indicating whether Landlord's or Tenant's Submitted Option Rent is closer to the actual Market Rent. The Submitted Option Rent that is determined by the Neutral Arbitrator to be closer to the actual Market Rent shall then become the applicable Option Rent. The Ruling shall be binding on Landlord and Tenant. In the event that the Option Rent has not been determined pursuant to the terms hereof (or otherwise by written agreement between Landlord and Tenant) prior to the commencement of the Option Term, then upon the commencement of the Option Term, Tenant shall be required to pay the greater of (i) the Rent then in effect for the Premises (immediately prior to the commencement of the Option Term), or (ii) Tenant's Submitted Option Rent, until such time that the Ruling is rendered. In such event, once the Ruling has been rendered it shall be effective retroactively to the commencement of the Option Term, and the payments made by Tenant that are applicable to the Option Term shall be reconciled with the actual amounts due (based on the Ruling), and the appropriate party shall make any corresponding payment to the other party within thirty (30) calendar days after the Ruling is rendered.
5.    Termination of Extension Option. Notwithstanding anything to the contrary herein, Tenant shall not have the right to exercise the Extension Option if Tenant is then in default under this Lease continuing beyond expiration of all notice and cure periods. In addition, and notwithstanding anything to the contrary herein, Tenant's Extension Option shall terminate upon the earliest to occur of (i) Tenant's waiver or failure to timely exercise any Extension Option, (ii) the occurrence of the second (2nd) monetary event of default in the twelve (12) month period preceding exercise of the Extension Option.

EXHIBIT G
HAZARDOUS MATERIALS

EXHIBIT H
DEPICTION OF TENANT'S NAME/LOGO

EXHIBIT I
LIST OF QUALIFICATIONS OF SERVICE PROVIDERS AND AGREEMENTS

EXHIBIT J
INTENTIONALLY DELETED

EXHIBIT K
POWER UPGRADES
1.    Tenant’s Upgrade. Tenant shall have the right to upgrade and improve the power infrastructure serving the Project and increase the capacity and power available for use at the Buildings which, may include, without limitation, securing capacity or power from the local power company, installation of one or more additional transformers, panels, subpanels, switchboards, lines, conduits, and related equipment (collectively, the "Power Upgrades"). Tenant shall be responsible for coordinating directly with SVP regarding the Power Upgrade, including all applications, engineering, permitting, and construction required by SVP. Any work relating to a Power Upgrade shall be performed by Tenant as an Alteration in accordance with the terms of Article 8 of this Lease.
2.    Power Upgrade Application and Power Upgrade Allowance. Subject to the terms and conditions of this Exhibit K, provided that Tenant files the appropriate application(s) with SVP to obtain a 4,000 amp service upgrade as the Power Upgrades. Landlord shall reimburse Tenant for up to $1,300,000.00 (the "Power Upgrade Allowance") of the costs of the Power Upgrades, subject to the terms hereof. Any costs of the Power Upgrades in excess of the Power Upgrade Allowance, and any costs of on-site power generation facilities such as bloom boxes and solar power, shall be paid for by Tenant, at Tenant's sole cost.
3.    Scope of Reimbursement. If Tenant is successful in obtaining the 4,000 amp service upgrades, then Landlord shall disburse the entire Power Upgrade Allowance to Tenant. However, if Tenant is not successful in obtaining the full 4,000 am service upgrade, then Landlord shall reimburse Tenant's third-party, actual out-of-pocket costs to obtain the Power Upgrade, not to exceed the Power Upgrade Allowance, including costs of transformer installation, engineering, design, or construction performed by or on behalf of SVP, substation agreement costs, other fees, charges, or assessments imposed by SVP or any governmental authority in connection with the Power Upgrade. However, the Power Upgrade Allowance shall not be available for Tenant’s own costs for electrical work within the Premises or for costs of constructing the Tenant Improvements. Any portion of the Power Upgrade Allowance not utilized by the Allowance Deadline shall remain with Landlord and Tenant shall have no rights thereto.
4.    Reimbursement Procedure. The Power Upgrade Allowance shall be disbursed by Landlord to Tenant within thirty (30) days following Tenant’s written request, accompanied by either (i) reasonable evidence that Tenant has successfully obtained the 4,000 am service upgrade or (ii) a copy of applicable invoice or fee statements reflecting the amounts for which Tenant is requesting reimbursement, together with (a) evidence of Tenant’s payment thereof and (b) any other information reasonably requested by Landlord and reasonably required to substantiate the reimbursement.

LEASE

3250 JAY STREET OWNER LLC,
a Delaware limited liability company
as Landlord,
and
SITIME CORPORATION
a Delaware corporation,
as Tenant.

ARTICLE 1 PREMISES, BUILDINGS, AND PROJECT	-4-
ARTICLE 2 LEASE TERM; OPTION TERMS	-5-
ARTICLE 3 BASE RENT	-6-
ARTICLE 4 ADDITIONAL RENT	-7-
ARTICLE 5 USE OF PREMISES	-11-
ARTICLE 6 SERVICES AND UTILITIES	-13-
ARTICLE 7 PROJECT MANAGEMENT; REPAIR, MAINTENANCE AND TESTING; COMPLIANCE WITH LAWS	-15-
ARTICLE 8 ADDITIONS AND ALTERATIONS	-17-
ARTICLE 9 COVENANT AGAINST LIENS	-19-
ARTICLE 10 INDEMNIFICATION AND INSURANCE	-20-
ARTICLE 11 DAMAGE AND DESTRUCTION	-23-
ARTICLE 12 NONWAIVER	-24-
ARTICLE 13 CONDEMNATION	-24-
ARTICLE 14 ASSIGNMENT AND SUBLETTING	-25-
ARTICLE 15 SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES	-29-
ARTICLE 16 HOLDING OVER	-30-
ARTICLE 17 ESTOPPEL CERTIFICATES	-30-

ARTICLE 18 SUBORDINATION	-31-
ARTICLE 19 DEFAULTS; REMEDIES	-31-
ARTICLE 20 COVENANT OF QUIET ENJOYMENT	-34-
ARTICLE 21 INTENTIONALLY OMITTED	-34-
ARTICLE 22 INTENTIONALLY OMITTED	-34-
ARTICLE 23 SIGNS	-34-
ARTICLE 24 COMPLIANCE WITH LAW	-36-
ARTICLE 25 LATE CHARGES	-37-
ARTICLE 26 LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT	-37-
ARTICLE 27 ENTRY BY LANDLORD	-37-
ARTICLE 28 TENANT PARKING	-38-
ARTICLE 29 MISCELLANEOUS PROVISIONS	-38-

EXHIBIT A        OUTLINE OF PREMISES
EXHIBIT B        WORK LETTER
EXHIBIT C        NOTICE OF LEASE TERM DATES
EXHIBIT D        RULES AND REGULATIONS
EXHIBIT E        FORM OF TENANT'S ESTOPPEL CERTIFICATE
EXHIBIT F        EXTENSION OPTION(S)
EXHIBIT G        HAZARDOUS MATERIALS
EXHIBIT H        DEPICTION OF TENANT'S NAME/LOGO
EXHIBIT I        LIST OF QUALIFICATIONS OF SERVICE PROVIDERS AND AGREEMENTS
EXHIBIT J        INTENTIONALLY DELETED
EXHIBIT K        POWER UPGRADES